1,200,000 Units
               Consisting of 1,200,000 Shares of Common Stock and
              1,200,000 Redeemable Common Stock Purchase Warrants.

                        STREAMEDIA COMMUNICATIONS, INC.


                               The Offering:

                                Per unit                 Total

Public Offering Price           $8.50                $10,200,000

Underwriting Discounts          $0.85                $ 1,020,000

Proceeds to Streamedia          $7.65                $9,180,000


Streamedia Communications, Inc.
244 West 54th Street
New York, NY 10019

This is an initial public offering of 1,200,000 units. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $12.75 per share until December 21, 2004 (five years from the date of this prospectus). Currently, there is no public market for our common stock. The underwriters have an option to purchase an additional 180,000 units to cover over-allotments if any.


                                 Trading Symbols

                          Nasdaq SmallCap Market "SMIL"

                           Boston Stock Exchange "STA"

This investment involves a high degree of risk.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                         ------------------------------

   Institutional Equity Corporation         Capital West Securities, Inc.

                         ------------------------------


                       Prospectus dated December 21, 1999

                                                 TABLE OF CONTENTS

                                                                                                     Page

         Prospectus Summary.............................................................................3
         Selected Financial Information.................................................................5
         Risk Factors...................................................................................6
         Use of Proceeds................................................................................11
         Dividend Policy................................................................................11
         Dilution.......................................................................................12
         Capitalization.................................................................................13
         Plan of Operations ............................................................................14
         Business.......................................................................................20
         Additional Information.........................................................................26
         Management.....................................................................................27
         Prior Offerings................................................................................31
         Certain Relationships and Related Transactions.................................................31
         Principal Shareholders.........................................................................32
         Description of Securities......................................................................34
         Shares Eligible For Future Sale................................................................36
         Plan of Distribution...........................................................................37
         Legal Matters..................................................................................39
         Experts........................................................................................39
         Glossary.......................................................................................40
         Index to Financial Statements..................................................................43























                         FOR CALIFORNIA RESIDENTS ONLY:

THE SECURITIES OFFERED HEREBY SHALL NOT BE OFFERED OR SOLD IN CALIFORNIA TO ANY PERSON UNLESS THE PROSPECTIVE PURCHASER HAS (i) AT LEAST A LIQUID NET WORTH (EXCLUSIVE OF HOME, HOME FURNISHINGS, AND AUTOMOBILE) OF $250,000 AND AT LEAST A GROSS ANNUAL INCOME OF $65,000; (ii) AT LEAST A LIQUID NET WORTH OF $500,000;
(iii) AT LEAST A NET WORTH OF $1,000,000 (INCLUSIVE); OR (iv) AT LEAST A GROSS ANNUAL INCOME OF $250,000.

                               PROSPECTUS SUMMARY




The following summary is qualified in its entirety by the more detailed information and financial statements, including the related notes appearing elsewhere in this prospectus. Unless otherwise indicated, the information in this prospectus assumes the underwriters' over-allotment option and the underwriters' warrants are not exercised. The units offered involve a high degree of risk. Investors should carefully consider the information set forth under "Risk Factors."




Profile of Streamedia Communications. Business Activities.
We will deliver audio and video programming over the internet and through other media. Our business will be divided among four vertically-integrated divisions:
Streamedia Broadcast; Streamedia Networks; Streamedia Webcast Technologies; and Streamedia Publishing. Each center of activity will be developed around multiple sources of potential revenue. Text, as well as audio and video broadcasts that we develop or distribute, will be made accessible via the internet. These broadcasts will include a variety of topics such as parenting, romance, careers, hobbies, gardening, food, cooking, and restaurants. We will not charge users to access our sites. Our goal is to capture the maximum possible audience. No special hardware or software will be required to experience our basic content beyond that of the standard media players and browsers routinely supplied by computer manufacturers.


Streamedia's Corporate Offices and Contacts.
Our principal executive offices are located at 244 W. 54th Street, 12th Floor, New York, NY 10019. Our general corporate contacts are at 212- 445-1700, and info@streamedia.net. Our Investor Relations contacts are 1-800-511-4216, or by email to ir@streamedia.net.

                                                   The Offering


Units to be offered.........................     1,200,000  units,  each  unit  consists  of one  share of  common stock  and one  warrant,  each  warrant  entitles  the  holder to purchase  one  share of  common  stock at a price of  $12.75 until
                                                 December 21, 2004. The shares and the warrants included in the units will automatically  separate 30 days from the date of this
                                                 prospectus,   after  which  the common  stock and  warrants  in
                                                 the units will trade separately.

 Description of warrants....................    The  warrants  included in the units will be exercisable
                                                 commencing 12 months after the offering. The  Company  may redeem some or all of the outstanding  warrants  for $.05 per warrant 12 months from the date of this  offering if the closing price of the common stock is at least  $12.75 per share for 10 consecutive trading days.

Common Stock to be outstanding
  after the Offering........................     4,495,490 shares


Warrants to be outstanding after
  the Offering..............................     1,200,121


Nasdaq SmallCap Symbols
Units.......................................     "SMILU"
Common stock................................     "SMIL"
Warrants....................................     "SMILW"


Boston Stock Exchange Symbols
Units.......................................     "STAU"
Common stock................................     "STA"
Warrants....................................     "STAW"
-----------------

The 4,495,490 shares of common stock to be outstanding after the offering, do not include the 1,089,000 shares issuable upon the exercise of warrants included in the units which were sold on August 24, 1999, in a private placement; the 1,200,000 shares issuable upon the exercise of the warrants included in the units to be sold in this offering which will be outstanding upon completion of the offering; the 360,000 shares to be issued upon exercise of the underwriters' over-allotment option.

The 1,200,121 warrants to be outstanding after the offering do not include the up to 180,000 warrants issuable upon the exercise of the over-allotment option, and the 120,000 warrants underlying the underwriters' warrants.

                         SELECTED FINANCIAL INFORMATION

The following table sets forth our selected financial information. This table does not present all of our financial data. You should read this information together with our financial statements and the notes to those statements beginning on page F-1 of this prospectus and the information under "Plan of
Operation."

                                                 Period from April 29, 1998                Nine Months Ended
                                  (date of inception) to December 31, 1998 (1)            September 30, 1999

Operating Data:

Revenues                                                $        -                        $              -
Cost of Revenues                                                 -                                       -
Gross Profit                                                     -                                       -
Operating Expenses                                         296,760                               1,065,492
Net Loss                                                 (296,760)                              (1,065,492)
Basic and Diluted Loss Per Common  Share                    (0.10)                                   (0.33)




                                                    December 31, 1998                       September 30, 1999
Balance Sheet Data:

Working Capital (deficit)                              $  (137,460)                              $ 930,203
Current Assets                                               1,225                               1,092,540
Total Assets                                                77,425                               1,670,977
Total Liabilities                                          138,685                               1,712,099
Current Liabilities                                        138,685                                 162,337
Notes Payable                                                        -
1,549,762
Stockholders' Equity (deficit)                             (61,260)                                (41,122)
Common Shares Outstanding                                3,025,000                               3,295,490


-----------------

     (1) From April 29, 1998, to September 30, 1998, we did not incur any revenues or operational costs.

                                  RISK FACTORS
Investing in our securities involves a high degree of risk. Prospective investors should consider the following factors in addition to other information set forth in the prospectus before purchasing the units.

We may not be able to continue our operations unless we can achieve several of the mentioned criteria.

We may not be able to continue our operations unless we can achieve several of the mentioned criteria. We may not be able to continue our operations unless we can achieve several of the mentioned criteria. Streamedia is currently in the development stage. To date, we have not generated any revenues. We have experienced losses of $1,362,252 through September 30, 1999, and our accumulated deficit as of such date was $1,362,252. We anticipate that our upcoming launches of websites currently in the development stage will transition Streamedia to operating status. However, you should consider Streamedia and our prospects in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development. You should not invest in this offering unless you can afford to lose your entire investment. To achieve and sustain profitability, we believe that Streamedia must, among other things:


     Provide compelling and unique content and technologies to internet users, Successfully market and sell our business services, Effectively develop new relationships, and maintain existing relationships, with advertisers, content providers, business customers and advertising agencies, Continue to develop and upgrade our technology and network infrastructure and respond to our competitors, Successfully improve our existing products and services to address new technologies and standards, and Attract, retain and motivate qualified personnel.


We may not be able to obtain the financing and capital required to maintain and grow our business. As a result of Streamedia's current financial condition, our independent certified public accountants have modified their report on our financial statements as of and for the period from April 29, 1998 (date of inception), to December 31, 1998. Our independent certified public accountants' report on the financial statements includes an explanatory paragraph stating that Streamedia's existence is dependent upon its ability to obtain additional capital, among other things, which raises substantial doubt about our ability to continue as a going concern.


Our limited operating history makes it difficult to determine our future success.

Our limited operating history makes it difficult to determine our future success. Our limited operating history makes it difficult to determine our future success. Because of Streamedia's limited operating history and the emerging nature of the markets in which we compete, we are unable to forecast our revenues with certainty and precision. Streamedia's operating results are also dependent on factors outside of the control of Streamedia, such as the availability of compelling content and the development of broadband networks that support multimedia streaming. There can be no assurance that we will succeed in addressing these risks, and failure to do so could have a material adverse effect on Streamedia's business, results of operations and financial condition. The market for Streamedia's business services and the long-term acceptance of Web-based advertising are uncertain. We currently intend to increase our operating expenses in order to:

      Expand our distribution network capacity, Increase sales and marketing activities, Acquire additional content, Develop and upgrade technology and proprietary content, Purchase equipment for our operations, and Complete potential acquisitions.

The loss of key personnel could adversely affect our business and decrease the value of your investment. Streamedia does not have key man life insurance.

The loss of key personnel could adversely affect our business and decrease the value of your investment. Streamedia does not have key man life insurance. The loss of key personnel could adversely affect our business and decrease the value of your investment.

Streamedia does not have key man life insurance.
While we believe that these activities will increase our opportunity for profitability, there can be no assurance that Streamedia will be profitable. Streamedia's success depends on the efforts of certain members of senior management, particularly James Rupp (President and Chief Executive Officer), Gayle Essary (Vice President of Strategic Development), and Nicholas Malino (Executive Vice President, Chief Operating Officer and Chief Financial Officer). The loss of one or more of these individuals could adversely affect Streamedia's business operations or prospects. These individuals have entered into employment agreements, but Streamedia cannot guarantee that any of these individuals will continue to serve in his current capacity or for what time period this service might continue. Streamedia has not obtained key man life insurance policies with respect to any of these individuals.


The intense competition in our markets may lead to reduced revenue and increased losses.


The intense competition in our markets may lead to reduced revenue and increased losses. The intense competition in our markets may lead to reduced revenue and increased losses. Although we believe our approach to establish Streamedia as an emerging leader in its fields reduces the threat of competition, the market for internet broadcasting and news distribution services is highly competitive. Streamedia expects that competition will continue to increase. We compete with:

Other websites, internet portals, dial-up software applications and internet broadcasters to acquire and provide content and act as a gateway to attract users,

Video-conferencing companies, audio conferencing companies and internet business services broadcasters, Online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertising budgets, Other news aggregators and content generators, and Other press release distributors.

There can be no assurance that Streamedia will be able to compete successfully or that the competitive pressures will not have a material adverse effect on our business, results of operations and financial condition. Competition among websites that provide compelling content, including streaming media content, is intense, and we expect competition to increase significantly in the future. Traditional media may expend resources to establish a more significant internet presence in the future. These companies have significantly greater brand recognition and greater financial, technical, marketing and other resources than Streamedia. We also compete with other content providers for the time and attention of users and for advertising revenues.



We may not be able to generate sufficient advertising revenues on the internet to be profitable.

We may not be able to generate sufficient advertising revenues on the internet to be profitable. We may not be able to generate sufficient advertising revenues on the internet to be profitable. The market for internet advertising has only recently begun to develop. This market is rapidly evolving and is characterized by an increasing number of market entrants. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance of new products and services is uncertain. Streamedia's ability to generate advertising revenue will depend on, among other factors:

The development of the internet as an advertising medium, Pricing of advertising on other websites, The amount of traffic on Streamedia's websites, Streamedia's ability to achieve and demonstrate user and member demographic characteristics that are attractive to advertisers, and Establishing and maintaining desirable advertising sales agency relationships.

 Streamedia's business, results of operations and financial condition could be materially adversely affected if widespread commercial use of the internet does not develop, or if the internet does not develop as an effective and measurable medium for advertising.



We are dependant on the continued growth of the internet to support our business operations and our ability to be profitable.

We are dependant on the continued growth of the internet to support our business operations and our ability to be profitable. We are dependant on the continued growth of the internet to support our business operations and our ability to be profitable.

Rapid growth in use of and interest in the internet is a recent phenomenon. There can be no assurance that acceptance and use of the internet will continue to develop or that a sufficient base of users will emerge to support Streamedia's business. Our future revenues will depend largely on the widespread acceptance and use of the internet as a source of multimedia information and entertainment and as a vehicle for commerce in goods and services. Our business, results of operations and financial condition could be materially adversely affected if: Use of the internet does not continue to grow or grows more slowly than expected, The internet infrastructure does not effectively support the growth that may occur, and The evolution of broadband connectivity is slower or less widespread than anticipated.


We must adapt to technology trends, the frequent introduction of new products, and evolving industry standards to remain competitive.


We must adapt to technology trends, the frequent introduction of new products, and evolving industry standards to remain competitive. We must adapt to technology trends, the frequent introduction of new products, and evolving industry standards to remain competitive. The market for internet broadcast services experiences rapid technological developments, frequent new product introductions and evolving industry standards. Therefore, Streamedia must:
Effectively use leading technologies, Continue to develop technological expertise, and Enhance our current services and continue to improve the performance, features and reliability of our network infrastructure.

Also, the widespread adoption of new internet technologies or standards could require us to make substantial expenditures to modify our websites and services. If we fail to rapidly respond to technological developments, it could have a material adverse effect on our business, results of operations and financial condition.

Evolving government regulation of the internet may increase our costs and slow our internet growth. Although there are currently few laws and regulations directly applicable to the internet, new laws and regulations will likely be adopted in the United States and elsewhere. These laws and regulations could cover issues such as broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of internet services. The adoption of restrictive laws or regulations could slow internet growth or expose us to significant liabilities associated with content available on our websites. The application of existing laws and regulations governing internet issues such as property ownership, libel and personal privacy is also subject to substantial uncertainty. There can be no assurance that current or new government laws and regulations, or the application of existing laws and regulations will not expose us to significant liabilities, significantly slow internet growth or otherwise cause a material adverse effect on our business, results of operations or financial condition.

You will incur an immediate and substantial dilution of $6.62 per share, or 77.88%, by purchasing securities in this offering. Our current shareholders acquired their shares at a cost per share substantially below the price in this offering. After the offering, the current shareholders will experience a substantial increase in the value of their holdings. Also, the public offering price of the units will be substantially higher than the current book value per share. Therefore, you will incur an immediate and substantial dilution of $6.62 per share, or 77.88%, on your investment as it relates to the book value of the shares after completion of this offering.


Principal shareholders will own 69.12% of the shares outstanding, and you will have minimal influence on shareholder decisions.

Our officers and directors will own approximately 72.3% of the outstanding shares after this offering. These shareholders will be able to control the vote on election of directors and to substantially impact the vote on other matters submitted to shareholders. If these shareholders act together they will be able to substantially impact any vote of the stockholders and exert considerable influence over our affairs. You and the other investors will have minimal influence on shareholder actions.

You may be unable to sell your shares due to an inactive trading market Prior to this offering, there was no public market for the units, common stock or warrants. Following this offering we cannot assure that an active trading market for the units will develop or continue. Therefore, you may be unable to sell your units, common stock or warrants at a favorable price


Future non-public sales of our securities may be on terms more favorable than the terms of this offering causing dilution of share value. In order to raise additional working capital, we could make a limited number of offers and sales of our common stock or other securities to investors in transactions exempt from registration under the securities laws. These purchasers may acquire our securities on terms more favorable than offered to you. The price may not relate to any accepted measure of value, including the prevailing market price. We may make sales of our securities at a lower price than that of the units.







The market prices for our securities, like those of other technology issues, may be volatile making it difficult to assess the value of our shares.


The value of your investment in Streamedia could decline from the impact of any of the following factors: Changes in market valuations of internet companies, Variations in our actual and anticipated operating results, Changes in our earnings estimates by analysts, Our failure to meet analysts' performance expectations, and Lack of liquidity.

The stock markets have, in general, and with respect to internet companies in particular, recently experienced stock price and volume volatility that has affected several of those companies' stock prices. The stock markets may continue to experience volatility that may adversely affect the market price of our securities.

Stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations that have often been unrelated to the operating performance of those companies. Fluctuations such as these may affect the market prices of our securities.






The warrants to be issued to the underwriters may adversely affect Streamedia in the future.


The holders of the underwriters' warrants will have four years starting one year from the effective date of this offering to profit from a rise in the market price of the units, common stock and warrants. The exercise of the underwriters' warrants will cause dilution in the interests of the other shareholders. Further, the terms on which Streamedia might obtain additional financing during that period may be adversely affected by the existence of the underwriters' warrants. The holders of the underwriters' warrants may exercise their warrants at a time when Streamedia might be able to obtain additional capital through a new offering of shares on terms more favorable than those in this offering. Streamedia has agreed that, under certain circumstances, we will register under the securities laws the shares to be issued upon exercise of the underwriters' warrants. Exercise of these registration rights could involve expense at a time when we could not afford the expenditures and may adversely affect the terms upon which we may obtain financing.


The underwriters will have a dominating influence on any market for the units which may adversely affect the price of the units and/or your ability to sell your shares .

A significant amount of the units offered may be sold to customers of the underwriters. Subsequently, these customers may purchase or sell these units through or with the underwriters. If they participate in the market, the underwriters may exert a dominating influence on the market, if one develops, for the units. The price and the liquidity of the units may be significantly affected by the degree of the underwriters' participation in the market.



Our management will have broad discretion in allocating a substantial portion of the proceeds of this offering. You will not be able to vote on the allocation of the proceeds. $1,211,764, or 13.84%, of the net proceeds of this offering have been allocated for our working capital needs. Our management will have broad discretion as to the application of these proceeds.



We plan to use a substantial portion of the proceeds of this offering to make acquisitions of other businesses. You may not be able to vote on such acquisitions. $2,250,489, or 25.7%, of the net proceeds of this offering have been allocated for unspecified acquisitions of other businesses. Our management will determine the advisability of such acquisitions and application of such proceeds. You may not be able to review the financial statements of such businesses prior to any acquisition, and you may not have the right to vote on any acquisitions.




We may incur substantial costs protecting our trademarks and our right to utilize certain technology which may increase our costs. We have undertaken to protect our right to use the names "Streamedia," "Streamwire," and "Streamedia Webcasting" and other names and logos unique to Streadmedia by filing for trademark protection with the United States Patent and Trademark Office. However, there can be no guarantee that our trademarks will be accepted. If we cannot protect our products and services from duplication, we may be subject to other companies selling the same or similar products and services under similar names and logos.

Additionally, numerous lawsuits have been filed by entities that claim to hold patents for various technologies used by companies whose businesses involve the internet. Although we do not believe that we are currently infringing on patents held by any entity, there can be no guarantee that we will not be subject to claims of infringement in the future. The costs of investigating and/or defending such claims or the cost of licensing fees for covered technologies could have a material impact on our business.

You should note that this prospectus contains certain "forward-looking statements," including without limitation, statements containing the words "believes," "anticipates," "expects," "intends," "plans," "should," "seeks to," and similar words. You are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the risk factors set forth in this prospectus. The accompanying information contained in this prospectus identifies important factors that could cause such differences.

                                        USE OF PROCEEDS

We expect to receive approximately $8,755,000 from the proceeds of this offering, or $9,981,027 if the over-allotment option is exercised in full. This assumes an initial public offering price of $8.50 per unit after deducting the underwriters' discount and $425,000 of expenses relating to the offering. The anticipated use of the net proceeds is as follows:


                                                                                    Amount              %
                                                                           --------------------    ------------
       Strategic Acquisitions (1)                                                  $ 2,250,489      25.7%
       Repayment of Debt (2)                                                         2,199,353      25.12
       Content License & Acquisition  (3)                                            1,395,226      15.94
       Working Capital (4)                                                           1,211,764      13.84
       Sales, Marketing, and Promotion                                                 849,084       9.7
       Capital Equipment (5)                                                           849,084       9.7
                                                                           ====================    ============

                                                                                   $ 8,755,000       100.0%
                                                                           ====================    ============
     ---------


     (1) We have no present plans or commitments and are not currently engaged in any negotiations with respect to strategic acquisitions. However, we may, when and if the opportunity arises, use a portion of the net proceeds to acquire an investment in complementary businesses, products and technologies. Executive management and the Board of Directors will review acquisition candidates, if any, based on a number of factors, including asset values, targets, service or product lines, strategic alliances, price and profitability.

     (2) Will be used to pay back the holders of the promissory notes from the Rule 506 Offering which closed on August 24, 1999.

     (3) Fees to be paid to the owners of audio or video-programming for the rights to broadcast such programming over the internet.

     (4) Working  Capital  will  be  used  to  pay  for  the  ongoing  costs  of operations,  including items such as salaries, bonuses, supplies, rent,
         utilities,  insurance,   advertising  and  promotion  and  professional
         services.

     (5) Capital Equipment is goods used in the business costing over $500 and having a useful life of more than one year, such as computers, routers, certain software, telephone systems and vehicles.

                                 DIVIDEND POLICY



We have never paid cash or other dividends on the common stock and we do not anticipate that we will pay cash dividends in the foreseeable future. The Board of Directors plans to retain future earnings for the development and expansion of business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial condition, and any other factors that the Board of Directors may deem relevant.

                                    DILUTION




As of September 30, 1999, Streamedia's net tangible book value was a negative $(295,127) or $(0.09) per share based on 3,295,490 shares outstanding. The net tangible book value is the aggregate amount of its tangible assets less its total liabilities. The net tangible book value per share represents the total tangible assets, less total liabilities, divided by the number of shares outstanding. After giving effect to (i) the sale of 1,200,000 units at an assumed offering price of $8.50 per unit, and (ii) the application of the estimated net proceeds, the pro forma net tangible book value would increase to $8,459,873 or $1.88 per share. This represents an immediate increase in net tangible book value of $1.97 per share to current shareholders and an immediate dilution of $6.62 per share to new investors or 77.88% as illustrated in the following table:




             Public offering price per Share                                                         $8.50
               Net tangible book value per Share before this offering           $(0.09)
               Increase per Share attributable to new investors                 $
                                                                                   1.97
                                                                           -------------
             Adjusted net tangible book value per Share after this                                   $1.88
        offering
                                                                                            ---------------
             Dilution per Share to new investors                                                     $6.62
                                                                                            ---------------
             Percentage dilution                                                                    77.88%



The following table sets forth as of September 30, 1999, (i) the number of shares of common stock purchased by the current shareholders, the total consideration paid before deducting associated expenses, and the average price per share paid by the current shareholders, and (ii) the number of shares of common stock included in the units to be purchased in this offering and total consideration to be paid by new investors, before deducting underwriting discounts and other estimated expenses at an assumed offering price of $8.50 per unit.




                                  Shares Purchased                    Total Consideration              Average Price
                           --------------------------------    ----------------------------------     -----------------
                           --------------- ----- ----------    -- -------------------- ----------     -----------------
                               Number            Percent          Amount               Percent           Per Share
                           ---------------                     --                      ----------
                           ---------------       ----------    ----------------        ----------     ----------- ----
Current Shareholders            3,295,490            73.31%         $   534,480              4.98%          $0.16
New investors                   1,200,000            26.69%          $8,500,000             95.02%          $8.50
                                            (1)
                           ---------------       ----------    ----------------        ----------
                           ===============       ==========    ================        ==========
          Total                 4,495,490           100.0%          $10,734,480            100.0%
                                            (2)                                   (1)
                           ===============       ==========    ================        ==========

(1) Upon exercise of the over-allotment option, the number of shares held by new investors would increase to 1,380,000 or 29.5% of the total number of shares to be outstanding after the offering and the total consideration paid by new investors will increase to $11,730,000.

(2) Does not include (i) the 1,089,000 shares issuable upon the exercise of the warrants included in the units which were sold on August 24, 1999 in a private placement, (ii) up to 1,200,000 shares issuable upon the exercise of the warrants included in the units to be sold in this offering which will be outstanding upon completion of the offering, (iii) up to 360,000 shares to be issued upon exercise of the underwriters' over-allotment option, and the warrants thereunder, (iv) up to 240,000 shares to be issued upon exercise of the underwriters' warrants, and the warrants thereunder, and (v) the options issued under the 1999 stock option plan. To the extent that the over allotment option and warrants are exercised, there will be further share dilution to new investors.

                                 CAPITALIZATION
The following table sets forth Streamedia's capitalization (i) as of September 30, 1999, and (ii) on a pro forma as adjusted basis to give effect to the sale of 1,200,000 units and the application of the estimated net proceeds.


                                                                             September 30, 1999
                                                                 --------------------------------------------
                                                                 ------------------ ---- --------------------
                                                                     (Actual)               (As Adjusted)
                                                                 ------------------      --------------------
                                                                 ------------------      --------------------
Liabilities:
                                                                 ------------------      --------------------
Current Liabilities                                                  $     162,337              $    162,337
Notes Payable                                                         $  1,549,762                   $
Total Liabilities                                                     $  1,712,099                    -
                                                                                                $    162,337
Stockholders' Equity
Preferred stock,  $.001 par value,  100,000 shares  authorized;                  -                         -
no shares issued actual or adjusted
Common stock, $.001 par value                                      $         3,296            $        4,496
  20,000,000 shares authorized,  3,295,490
shares issued and outstanding, actual
  4,495,490 as adjusted
Additional paid in capital                                             $ 1,317,834             $  10,071,634
Deficit accumulated during developmental stage                        $(1,362,252)              $(1,852,560)

                                                                 ------------------      --------------------
                                                                 ------------------      --------------------
Total stockholders' equity                                         $      (41,122)             $   8,223,570
                                                                 ------------------      --------------------
                                                                 ------------------      --------------------
Total capitalization                                                 $ (1,670,977)             $   8,385,907
                                                                 ------------------      --------------------
-----------

The as adjusted column reflects the repayment of the notes payable with proceeds from the offering and the resultant charge to operations of $490,308 for the writeoff of associated deferred financing cost.

The common stock referenced on this chart does not include:

      The 1,089,000 shares issuable upon the exercise of the warrants included in the units which were sold on August 24, 1999, in a private placement,

      Up to 1,200,000 shares issuable upon the exercise of the warrants included in the units to be sold in this offering which will be outstanding upon completion of the offering,

      Up to 360,000  shares to be issued upon exercise of the  underwriters'  over-allotment  option,  and the warrants thereunder,

      Up to 240,000  shares to be issued upon  exercise of the  underwriters'  warrants,  and the warrants thereunder, and
The options issued under the 1999 stock option plan.


                                               PLAN OF OPERATIONS

You should read Streamedia's Financial Statements, related notes and other financial information included in this prospectus in conjunction with this discussion of our operations. The following discussion contains forward-looking statements. Streamedia's actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward looking statements include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                                    OVERVIEW

Streamedia will aggregate and broadcast audio and video programming via the World Wide Web. We expect to deliver high volumes of simultaneous live and on-demand audio and video programs. Our websites, in particular the Streamedia Networks(TM) and Channels we may develop, have been conceived to offer a broad range of multimedia programming, including, but not limited to, such categories as news, music, history, talk, sports, women's issues, business activities, movies, education, television, and children's interests. At first, most of our content will be available at no charge to all audiences. We are, however, considering pay-per-view and subscription based services for some of our programming at a future date.

We believe our approach to streaming media delivery is differentiated by our focus on "bundled" delivery of multimedia and text (both audio/video and print information sources will be available at the same site), and a plan for a suite of focused, searchable, aggregated broadcast content sites. Each Network will have its own categorical focus, such as sports or music; each site will offer users the power to search by keywords to rapidly find the programming which interests them the most; and each site will not only contain programming we either create ourselves or obtain rights to distribute, but also serve as a directory or guide to other sites on the Web that contain programs that may also be of interest to our site visitors. Our idea is to provide our audience with a convenient way to select a diverse range of broadcasts and supplementary information from our own network of broadcast portals as well as use our sites to help users locate programming of interest elsewhere on the Web.

     Our revenues will primarily stem from:

      Business to business webcast services and sales,

      The sale of banners, site and channel sponsorships,

      Streaming media advertisements; and

      Fees for carrying content for third parties on our Networks.

     We anticipate that additional revenue will be derived from:

      Pay-per-view charges for premium content,

Supplying   corporate   intranets  with  broadcast  content,   news  feeds,  and
directories tailored to their needs, and

Multiple  e-Commerce  initiatives,  such as  commissions  generated  by sales of
merchandise   from   retailers   with   whom  we  will   establish   'affiliate'
relationships, and, when launched, from our own online store.


We make no assurance that we will in fact generate revenues from all or any of these potential sources at any time in the future. Suppliers of business to business webcasting services are increasing in number, which may hamper our ability to capture market share in this field. The general trend, measured against common metrics, of market rates one can charge for internet advertising is falling, which may handicap our gross sales in this area. Pay-per-view models may not prove as popular on the Web as they are in other broadcast mediums.

     Our revenues will be directly related to a number of factors, including:

      The volume of advertisers,

      The rates we can charge for the various types of advertising,

      Our ability to sell our advertising inventory,

      The quantity of traffic to our websites,

      The costs of bandwidth and other services required to deliver content, and

Number of clients we can attract for business services offered by our WebCast Technologies division.

We believe that, ultimately, by increasing the number and frequency of visitors to our sites, and to those sites to which we distribute content, we will experience greater revenue growth across all our product and service offerings. For this reason, we may need to devote a significant portion of the net proceeds of this offering to marketing and promotional efforts as well as to acquire and license internet broadcast rights to a wide range of appealing, unique, high-quality broadcast content.

Plan of Operations.

We have developed numerous business strategies which, pursuant to the proceeds of this offering, we believe we will be able to implement during the coming 12 months. Some of the most important uses of the net proceeds of this offering will be to:



Add substantially to our library of broadcast content and data feeds, Develop our ability to deliver audio and video to large numbers of concurrent listeners and viewers, who may be attuned to dozens or even hundreds of different programming clips, Add staffing to our engineering, production, editorial, sales and marketing departments, Develop and incrementally launch our series of multimedia portals (the Streamedia Networks and StreamWire), and Implement a 'syndication,' or content distribution, program.

To accomplish these objectives, we need to:

      Make substantial  investments in capital  equipment,  such as web servers,
     storage  devices,   and  other  specialized   computer  and  communications
     equipment,

      Contract for  sufficient bandwidth,

      Devise a powerful internet infrastructure, and

      Hire or otherwise contract with highly specialized personnel to develop, configure, administer, and operate our sites, broadcast equipment and infrastructure.

We plan to launch, over time, websites at as many as possible of the over 300 registered internet addresses we currently own, and additional domains we may purchase. We expect to launch StreamWire as a component of the Streamedia Networks, and subsequently develop these print resources more fully, until they can become standalone sites. We expect to launch the initial Streamedia Networks as early as the 4th Quarter of 1999. Should we fail to launch additional sites, or to develop or acquire sufficient content for those we do launch, we might not be successful in attracting viewers and listeners, without which our business would be impaired. Should we encounter difficulty in hiring appropriately skilled personnel, our site launches may be delayed, further impairing our business.

While we are building and subsequently launching Network and Channel sites, we will be purchasing, or otherwise producing or acquiring, audio and video content. Such content needs to be prepared for delivery via a process known as encoding. The encoding process is required to prepare the content for streaming, or broadcasting, over the internet.

We have engaged Kaleidoscope Media Group to research and evaluate appropriate content on our behalf and anticipate closing rights acquisitions with some media owners during the 4th Quarter of 1999, and to continue such acquisitions thereafter. Current industry conditions render it difficult to secure 'exclusive' rights to numerous classes of content suitable for broadcasting over the internet. To the extent to which we cannot capture exclusive broadcast rights, we will be in competition with other websites attempting to attract audiences by offering some of the same programming.


We also expect to initiate a broadcast enabling, or "StreamStation(TM)" affiliate program. Like network television broadcasters, we plan to distribute both proprietary and licensed programming from numerous sources. We plan to supply other websites with programming we have the rights to distribute. We expect to begin such syndication during the first half of 2000. We believe such syndication could provide us with a substantial number of extra distribution outlets, which may generate increased advertising revenues, and raise our stature in the industry. Should we encounter difficulties in attracting further distribution outlets for our programming, our business may be impaired.

We expect that any rise in our industry stature, such as by launching a series of successful sites, selling business to business services, and supplying third party sites with programming, will assist us to further market business to business webcast services, and thereby proportionately increase our revenue. We expect expenditures to rise in proportion to each phase of our build out. While we anticipate increased revenues concurrent with the build out, delays in product development or the institution of marketing programs could result in the risk of prolonged absence of revenues or profits.


Recent Developments.

We are in the early stages of our transition to an operating Company. During 1999, we have been developing the plans for our Network and Channel design and structure; identifying staffing requirements and interviewing prospective employees in sales, marketing, traditional broadcasting, editorial, design, and technology; devising a media strategy and evaluating media relations firms; reviewing potential acquisitions in such areas as multimedia production, web hosting services, and original content generation; and establishing relationships for studios, bandwidth and broadcast content, as well as information, news and data feeds.



We have leased office space in midtown Manhattan. During the 2nd quarter of 1999, we installed fiber optic cable linking us to the largest broadcast signal switching hub in Manhattan. This hub serves all of the major cable and television networks in the New York area as well as special venues such as local sports arenas, convention centers, and the Stock Exchanges. Our facilities have low-mileage, diverse digital fiber connectivity to multiple broadcast switching hubs and major metropolitan New York broadcast teleports, connections we believe will present us with unique broadcast marketing opportunities. This is due, in part, to our proximity to these key infrastructure elements, as it simplifies our ability to utilize them, and reduces the costs of doing so.


To assist us as we position to become a leader in the streaming content delivery industry, and syndication via the internet as well as traditional broadcast outlets, we recruited two key players in the advancement of the cable industry to our Board of Directors. Both were elected during 1999. We believe these Directors, their expertise, and industry contacts will give us an advantage over our competitors in the acquisition of quality content, as well as in our ability to distribute live broadcast signals from a variety of sources worldwide.


                                          RESULTS OF OPERATIONS

Our inception date was April 29, 1998, and as such there are no prior operations. During the period from April 29, 1998 to September 30, 1999, we were engaged in organizational activities, developing the conceptual framework of the enterprise, and establishing networking and partnering relationships that needed to be developed prior to the commencement of operations.

                       Period from April 29, 1998                               April 29, 1998
                          (date of inception)         Nine Months Ended       ( date of Inception)
                         to December 31, 1998(1)    September 30, 1999      to September  30, 1999
                                                         (unaudited)              (unaudited)
Operating Data:

Revenues                      $        -          $            -                           -
Cost of Revenues                       -                       -                           -
Gross Profit                           -                       -                           -
Operating Expenses               296,760               1,065,492                   1,362,252
Net Loss                       (296,760)              (1,065,492)                 (1,362,252)
Basic and Diluted Loss
Per Common Share                  (0.10)                   (0.33)                    (0.43)
Weighted Average Common
Shares Outstanding            2,922,409                3,256,856                   3,097,597

(1) From April 29, 1998, to September 30, 1998, we did not incur any revenues or generated cost.

We are a development stage enterprise engaged in providing internet-based media programming and content on the Web. During the period of April 29, 1998 (date of inception), to September 30, 1999, we were engaged in organizational and pre-operating activities. These activities included:

      Market research efforts,
      Initial planning and development of our websites and operations, Refinement of our broadcast strategy, Building market awareness, Planning our network infrastructure, Developing a network of partners to help carry out our income-producing activities, and Securing funding to finance these activities,


Streamedia was originally organized as a limited liability company. In December 1998, the limited liability company was merged into the Streamedia corporate entity, with the corporate entity continuing as the surviving entity.


Liquidity and Capital Resources.

We have financed capital requirements through the issuance of common stock in two private placements. As of May 16, 1999, we sold 264,490 shares of common stock, pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended, and raised aggregate net proceeds of $523,980 from this private placement. The proceeds of the private placement were used for costs of this offering, purchase of capital assets such as equipment and domain names. Additionally, on August 24, 1999, we raised $1,815,000, by issuing, in a Rule 506 private placement, units consisting of Promissory Notes which bear interest at a rate of 10% per annum and warrants. We do not currently believe that, during this period, we will be required to raise additional funds to execute our basic plans for operations. There can be no assurance, however, that we will not determine that additional financing would be required to further develop and execute our plans for operation or acquisitions, or that such future additional financing will be available on terms attractive to us. The proceeds of this offering, together with the remaining proceeds of our private placements, are the only sources of capital currently available to us. We expect to make significant expenditures in sales, marketing, and content acquisition in order to attract customers to our numerous planned websites. There is no assurance that our analysis of our capital requirements will be accurate, as we are positioning in a new business in the midst of a rapidly evolving, yet burgeoning, market, the potential attractiveness of which will, in our opinion, draw intense competition. Our future expenditures and capital requirements will depend on a number of factors including the development and implementation of next-generation technologies, technological developments on the internet, potential acquisitions, and the regulatory and competitive environment for internet based products and services.


Year 2000 Compliance.

As the Year 2000 approaches, industry experts expect issues to arise related to the programming code in legacy computer systems. The "Year 2000 problem" is regarded by many as an omnipresent problem, as most if not all computer operations will be impacted to some extent by the rollover of the two digit year value to 00. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We have evaluated our current systems, and we believe that our current hardware and software is Year 2000 compliant. Since we have only purchased hardware and software dating from 1998 forward, and the overwhelming majority of our software and capital expenditures will occur from 1999 forward, and involve newly-manufactured equipment, which is routinely designated as Year 2000 compliant, and since we intend to outsource projects only to high-quality, third party media delivery systems which attest that they are Year 2000 compliant, we do not anticipate that the Year 2000 problem will have a material impact on our business or operations. However, any Year 2000 compliance problem of either Streamedia or our users, suppliers, customers or advertisers could have a material adverse effect on our business, results of operations, and financial condition.


                                    BUSINESS

In April 1998, James D. Rupp and Gayle Essary entered into a partnership, Streamedia Communications, to develop broadcast oriented websites. The partnership evolved into Streamedia Communications, L.L.C., a New Jersey limited liability company, in September 1998, to continue the business plan initiated by the partnership. Streamedia Communications, L.L.C., was subsequently reorganized into a Delaware Corporation in December 1998.

We are positioning ourselves as a multimedia content generator, enabler, and aggregator: we will produce our own content, help others to broadcast theirs, and provide access to as many sources of internet broadcast programming as we can. We will divide our business activity among four vertically-integrated divisions: Streamedia Broadcast, Streamedia Networks, Streamedia Webcast Technologies, and Streamedia Publishing. We intend to develop each center of activity around multiple sources of potential revenue.

Each of our sites will feature text, as well as audio and video broadcasts. We will produce some elements of the programming featured at our sites, and acquire, license, and/or distribute other elements. Most of our content will be globally accessible via the internet, and most will be offered at no charge to end users: our goal is to capture the maximum possible internet audience. To see and hear our programming, the public will require neither special hardware nor software beyond that of standard media players, such as those produced by Microsoft, Inc., and RealNetworks, Inc., and browsers routinely supplied by computer manufacturers and internet Service Providers.

We will devote considerable efforts and resources to establish ourselves as a broadcaster. We will distribute our programming at numerous websites; in particular, across a suite of proprietary multimedia networks (the "Streamedia
Networks"). The Streamedia Networks(TM) will be a series of websites, each devoted to a specific category of programming, such as music or news. Visitors to the Streamedia Networks will experience live and on-demand video and audio programming in an environment similar to that of cable broadcasts, but offering greater scope of programming choices, enhanced interactive elements, convenient access to retail opportunities, and numerous sources of pertinent, supplementary news and information. Much like cable and network television, we will aggregate and distribute content in various categories, including finance, lifestyles, entertainment, comedy, movies, history, music, education, shopping, sports, news, and children's programming. We believe that by co-venturing with a wide variety of content partners, including recognized industry leaders, the overall quality and quantity of streaming content may eventually surpass what any single internet broadcaster, and even traditional broadcasters, could offer. Our networks will generate revenues through content syndication, or by sales to other websites or traditional media such as radio and cable; e-Commerce relationships; advertising; and Channel licensing fees. Streamedia Webcast Technologies will provide or arrange for media delivery and broadcast-enabling solutions to the Streamedia Networks, their Channels, and other potential clients. This division will be our service bureau. It will market internet broadcast services, such as hosting and encoding; sell and lease broadcast equipment; and design studios and broadcast facilities. This division is responsible for the transmission of broadcast signals from live events, such as concerts, and for the preparation required to make the broadcast signals available to an audience on the Web. It will provide interactive elements and e-commerce solutions to our Networks, and to third parties who hire us to conceive, develop, and produce their broadcast channels.

Streamedia Publishing will focus on the development of StreamWire(TM), which will aggregate and deliver leading sources of news and information appropriate to each Streamedia Network. A music site would, for example, feature music industry news alongside music broadcasts. StreamWire will also publish news written by our own editorial staff, as well as distribute press releases and product announcements, on a fee basis, for other companies. StreamWire will also develop searchable databases of news and information, covering materials previously published as well as current materials. StreamWire, when fully developed, will supplement our broadcast content, and provide complimentary promotional support for our multimedia networks. We expect the Publishing Division to provide us with numerous revenue sources, such as advertising, sponsorships, design services, and fees for information distribution.


We expect to launch StreamWire as a component of the Streamedia Networks, and subsequently develop these print resources more fully, until they can become standalone sites. We expect to launch the initial Streamedia Networks in the 4th Quarter of 1999.


                              Industry Background

The rise in the raw number of households and users online has been dramatic, and the trend is expected to continue. The Computer Industry Almanac reports that by the year 2000, 327 million people will have internet access. Surveys conducted by Arbitron and Edison Media Research show that audiences listening to radio broadcasts via the internet doubled during a recent 6-month period. Rapid and dramatic improvements continue to be made on the hardware, software, and infrastructure required to support and transmit streaming media. Industry experts believe that technological advances projected for the future of the internet, such as widespread multicast capacity and markedly faster connect rates, will improve the quality of streaming broadcasts.

The media players for the internet that have been developed by Microsoft and RealNetworks allow for an enjoyable experience of streaming video at connect speeds as low as 28.8 kilobits per second; users, however, are connecting at significantly faster speeds on an increasingly frequent basis, and enjoying correspondingly higher quality broadcast reception. The latest versions of the software can take advantage of higher speed access that is expected to be provided by xDSL, cable modems and other emerging broadband and multicast technologies. These players have combined installed bases estimated to be approaching 100 million users. We have chosen to support both technologies in order to capture the widest possible audience, because the greater our audience, the more attractive the Streamedia Networks will be to potential content partners, advertisers, distribution clients, business services clients, and station licensees, all of which will promote revenue generating business for all four primary Corporate divisions.

Traditional broadcasters have limited capacity to measure or identify in real time their listeners or viewers. Internet broadcasters, however, can provide highly specific information about a program's audience to content providers and advertisers. Internet broadcasters have an ability to precisely target advertising that television and cable broadcasters do not. The internet has become increasingly accepted as a business tool. This has created economic opportunities in Web-based advertising and business service offerings, including audio conferencing, e-Commerce, and video transmission.

We recognize that streaming media on the World Wide Web provides business opportunities that traditional broadcast media does not. Television, radio, and cable broadcasters have relative, if not severe, geographic restrictions of their reach. The internet, by contrast, is a both a local and global medium. It can penetrate the workplace on a more consistent basis than television or radios, as the use of radios and televisions is often discouraged or disallowed at work. Targeted streaming media content can be economically broadcast to a geographically dispersed audience. Internet users can interact with the broadcast content by responding to online surveys and voting in polls. They can easily obtain additional information on subjects related to the programming, and even click through directly to retailers to purchase merchandise. Among the more striking advantages of internet versus traditional broadcasting is the power to shift the schedule of the programming, to experience favorite choices "on demand," and replay segments or whole programs at will.


                                   The Market
While current industry leaders such as Broadcast.com have been very successful in attracting large audiences, we believe that current leaders in the industry have barely scratched the surface of content capable of appealing to niche and mass audiences alike. Broadcast.com already attracts over 1 million unique users per day, proving that despite lower levels of quality than traditional broadcast mediums, internet broadcasters can attract large audiences. Although the number of radio webcasters on the internet continues to rise, recent figures published by the National Association of Broadcasters show that only 2200 of the 12,512 stations broadcast via the internet. Broadcast.com hosts less than one-sixth of these stations. The Radio Advertising Bureau (RAB) reports that in 1997, radio's revenue grew to a record $13.6 billion. There were 1587 television stations licensed as of March 31, 1999. The Television Advertising Bureau (TVB) reported TV revenue at $44.5 billion in 1997. Only a handful of television stations have committed to internet broadcasts of their content. Current trends and statistics indicate audience interest in Web-based programming is growing in such areas as movies, club shows, tradeshows, concerts, documentaries, education, cartoons, independent films, reruns, true crime, interactive instructional programming, literature, auctions, awards shows, fashion shows, political events, health concerns, scientific advancements, local programming, travel programming, and hobby videos. However, current industry leaders have made only small inroads to the development of a catalog of readily available program material. The market, therefore, remains almost completely open at this time, even as the overall medium of the internet persists in a rapid escalation in terms of users.


                              Streamedia's Strategy

We believe that our strategy can vault our networks into a leadership position in the rapidly developing internet broadcast industry. We will address what we see as deficiencies in current internet offerings and have devised our products accordingly. We believe that we can aggregate content; generate comprehensive, yet focused networks; integrate each network so that all other topical networks are accessible from any given network; and syndicate the content of the networks, via licensing agreements, to other sites interested in offering their users multimedia programming. As a result, we will be able to increase the number of 'entry' paths to any given network or Channel. We project that traffic will increase accordingly, and not be tied to visits to any single proprietary site. We have secured over 300 subject-oriented internet domains for use by our network and Channel partners, and intend to build out well over 100 Company-owned sites.

Our strategy is to become as pervasive as possible by offering our content at multiple locations, both company-owned and, like Network Television broadcasters, to affiliated 'stations.' We expect the tactic to multiply our points of distribution. At the same time, this will generate opportunities for greater advertising revenues. We will pursue the sale of programs we produce for broadcast over the web to traditional media outlets; we will also market services to help traditional media, such as cable and network television broadcasters, to distribute their content on the Web.

We hope to benefit from our direct connections to broadcast-quality facilities in midtown Manhattan. Our facilities are connected to professional television 'live shot' broadcast studios and a video-switching hub, as well as leading metropolitan area teleports. Unlike other internet broadcasters, we are connected to the same 'loop' that connects the major network television broadcasters, cable channels, and prominent metropolitan venues such as the stock exchanges and sports arenas. By using this loop, these broadcasters are able to exchange content instantly. We have positioned as a pathway for those broadcasters and venues to transport their programming for delivery over the Web. Content generators who partner with us will obtain a new distribution outlet within a unique, leading-edge multimedia venue. Studies by The Yankee Group suggest that internet broadcasts are already drawing viewers away from cable and broadcast networks.

Between the Streamedia Networks, Streamedia Broadcast, Streamedia Webcast Technologies, and Streamedia Publishing, featuring StreamWire, we believe that we can earn a reputation as a 'one-stop' enabling shop for media and information distribution. We intend to develop our own quality programming in numerous subject areas, as well as partner with recognized industry leaders to co-develop, feature, or carry their content across and throughout the Streamedia Networks and authorized remote StreamStations(TM) --third-party websites we license to distribute our programming. In addition, we intend to aggressively pursue strategic acquisitions to drive revenue growth and product development, as well as leverage cross-marketing opportunities.

                Streamedia Broadcast and the Streamedia Networks

Through the Streamedia Broadcast and Networks divisions, we intend to create a unique suite of topical broadcast networks to deliver live and on-demand audio and video programming over the internet. Additionally, we intend to acquire and produce content of sufficient interest and quality to market to traditional broadcasters in the radio, network television and cable industries. Our Network sites will offer programming in categories such as business, sports, women's issues, parenting, travel, education, religion, politics, health, teen and children's interests, shopping, real estate, music, technology, personal fitness, movies, entertainment, and lifestyles. We have chosen to launch a financial network as one of our initial offerings, to capitalize on the, significant revenue-generating opportunities of financial- and investment-related programming. According to an industry source, the market for all online business information services was $24.8 billion in 1997 and is projected to grow to $39.8 billion in 2002. NFO Interactive has found that 5 million Americans invest their money online. Further network launches are planned for the remainder of 1999 and 2000. We may aggregate content from that which is developed in house; licensed from other internet as well as traditional radio, television, and multimedia content developers; and generated by Channel and "StreamStation" licensees. The Broadcast and Networks divisions are, together, expected to generate revenue through sales and syndication of programming to other websites, as well as to traditional broadcast media, such as radio and cable, and also develop significant lines of advertising, e-Commerce, premium distribution, and program sponsorship revenues.

                               Streamedia Networks

We intend to create our own network sites, as well as numerous Channels, but license other Channels for development by third parties. We expect the relationships to be reciprocal on numerous levels. The Networks division could thereby multiply opportunities for Streamedia Webcast Technologies(TM) to generate revenue by marketing broadcast services to parties lacking the ability to create their own broadcasts. We expect to soon uniquely produce continuous, 'live' Channels, which will, in some situations, include actual anchored program segments, much like television news shows. We intend to offer the following types of programming. The list is representative, not exhaustive:



New Product Launches
Concerts
Comedy Routines
Video and Audio Press Releases "How-to" shows Investor Conferences Medical Symposia Auctions Analyst and Broker Presentations Documentaries Women's Interests Sales Training Seminars Distance Learning Sessions Full length movies FM radio stations Children's shows Workout & Training films US & International News Talk and call-in shows College and Pro Sports Interviews Quarterly
Conference Calls Corporate Video Profiles Infomercials Trade Shows Celebrity interviews Awards Ceremonies Educational Videos Political Programming Religious programming



                        Streamedia Webcast Technologies(TM)

Through Streamedia Webcast Technologies(TM) we will market internet and intranet broadcasting and interactive technology services and solutions to a wide spectrum of enterprises, such as, businesses, associations, electronic publishers, websites lacking in streaming content, and publishers such as newspapers, who wish to obtain an internet broadcast presence. Through this division we will attempt to deliver multimedia and text through a variety of push, poll, and proprietary subscription mechanisms. We intend to establish alert and notification systems for end users regarding news and information items published on our sites as well as on behalf of other distribution clients, and about upcoming events to be broadcast on our Networks. This division will provide detailed statistics regarding site audiences to content contributors and advertisers; integrate 'e-Commerce' or merchandizing programs into Streamedia
Networks and Channels; and construct chatrooms, bulletin boards, and other interactive elements.

Streamedia Webcast Technologies can provide or arrange for the following representative types of business services and equipment:


Live Event Webcasting
On Demand Broadcasts
File Hosting and Serving
Push Technologies
Synchronized Multimedia
Event 'Ticketing' & Reservations Film and Sound Crews Satellite Up and Downlinks Restricted Intranet Broadcasts Feeds To Broadcast Video Hubs A/V Equipment Bulletin Boards and Forums Web Page Creation Home Page Integration New York or Remote Studios Event Production and Consultation Event Transcripts Programming Reminders Media Conversions and Encoding Mailing List Distributions Live Chats Broadcast Archival Searchable Databases On Air Talent


                              Streamedia Publishing

The focus of the Streamedia Publishing division will be upon our StreamWire(TM) content. StreamWire shall consist of a series of edited news and information products, such as wires devoted to Nasdaq or Amex-listed companies, or space exploration, or medical issues. We intend that each newswire developed by the Streamedia Publishing division will have its broadcast network correlative. Print information sources will be featured at the same sites as broadcast media. In addition, we will produce a series of "webcast guides" and schedules for each of the Streamedia Networks. These will be similar to the popular "tv guides" in newspapers and elsewhere. In addition, through StreamWire, we will endeavor to ramp up our fee-based press release distribution and product announcement wire services to serve the interests of public companies, government agencies, trade associations, the entertainment industry, and numerous other areas. StreamWire may thus aggregate and integrate news and information resources at each network site to support our network broadcast content and, in so doing, synergize each network's content offerings. Each site will become more "sticky," and retain greater numbers of users for longer periods of time-- traits valued by advertisers.


                  Emerging and Developing Revenue Opportunities

We believe that the proliferation of broadband, or high speed, and multicast connectivity technologies and infrastructure will greatly increase end user demand for streaming multimedia content. It will also improve the quality of delivery, so that it begins to resemble the familiar television picture. We expect that, as demand increases, the same revenue sources available to traditional broadcast media will become increasingly realistic profit centers for internet broadcasters, aggregators, and syndicators. We are positioning Streamedia to benefit from any possible growth in traditional sources of broadcast revenues, such as various forms of advertising, but also from the unique opportunities presented to it as a member of the internet community, such as e-commerce relationships with internet retailers of items such as books, videos, movies, tickets, CD's, gifts, memorabilia, and apparel. We intend to resell or provide production, encoding, and other broadcast-enabling services to content generators seeking representation at one or more of the Streamedia Networks or Channels, as well as to intranets requiring multimedia service bureaus.

                                   Advertising

In addition to licensing and syndication fees, technology and production services, premium distribution services, and e-Commerce opportunities, we expect to derive a significant portion of our revenues from the emerging business of multimedia advertising. The Web has proven an attractive medium for advertising because it is interactive, flexible, and precisely quantifiable. Advertisers can mine user profile data to help them either reach broad audiences with a
'branding' approach or choose to 'target' data to people displaying similar demographic characteristics or interests. The interactive nature of the Web enables advertisers to determine customer preferences and profiles, and use this data to develop commercial relationships with potential customers. Advertisers can easily change their advertising messages frequently and at relatively low cost. We intend to engage in the emerging business of creating and marketing 'rich' or multimedia advertising; banner and interstitial advertising; and network and Channel sponsorships across our suite of networks. We will insert advertisements at the beginning of audio or video segments, as well as during shows, much like commercials in traditional broadcast media. Jupiter Communications projects that online ad spending will rise from $3 billion in 1999 to almost $8 billion in 2002.

We intend to make increasing use of the Synchronized Multimedia Integration Language, or SMIL. SMIL offers developers the ability to synchronize text, images, audio and video over the Web. Each element of a multimedia presentation can be sewn together using simple HTML-like coding. The results have many possible applications, such as the creation of streaming graphic 'commercials' played during streaming audio broadcasts, streaming text advertisements running in subtitles below a video presentation, or slim banners that can stream below a video presentation. StreamWire may add the extra dimension of email sponsorships and text-banners to the Streamedia arsenal of placement offerings.

As traffic to network sites increases, we believe that we may be able to charge a premium for multimedia ads versus basic banner ads, due to their richer content, flexible placements, and our ability to charge for focused advertising related to a specific content Channel. We expect to derive a significant percentage of our revenue from advertising on our network sites, and by revenue splits with operators of sites to which we syndicate our content. We will target traditional advertisers, such as consumer product and service companies, manufacturers and automobile companies, as well as other internet sites and products as advertisers on our websites. We expect to derive advertising revenue principally from short-term advertising contracts on a per impression basis or for a fixed fee based on a minimum number of impressions. Rich media ads price higher than graphic and text banners per impression. We will supply our advertiser clients with statistics detailing impressions, click-through rates, and other factors, which should allow them to monitor the totals of their ad playbacks or visual impressions, and thus track their effectiveness.


                             ADDITIONAL INFORMATION

Streamedia has not previously been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. Streamedia has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 under the Securities Act with respect to the units offered. This prospectus does not contain all of the information, exhibits, and schedules contained in the Registration Statement. For further information about Streamedia and the units, you should read the Registration Statement. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the Registration Statement are not necessarily complete. Therefore, you should read the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, the exhibits, and the schedules filed with the Commission may be inspected, without charge, at the Commission's public reference facilities. These facilities are located at:

Room 1024,  Judiciary  Plaza,  450 Fifth Street,  NW,  Washington,  D.C.  20549:
Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048.

Copies of the materials may also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, NW, Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.

As a result of this offering, Streamedia will become subject to the reporting requirements of the Exchange Act. Therefore, we will file periodic reports, proxy statements, and other information with the Commission. Following the end of each calendar year, we will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants and proxy statements. For the first three-quarters of each calendar year, we will provide quarterly reports containing unaudited consolidated financial information.

Streamedia has been accepted for listing of the units on The Nasdaq SmallCap Market and the Boston Stock Exchange.

                                   MANAGEMENT



Directors and Executive Officers.

Our directors and executive officers as of September 30, 1999 are identified below:

                Name           Age                       Position
        James D. Rupp          38    Chief Executive Officer, President & Director
        Gayle Essary           59    Vice President & Director
        Nicholas Malino        49    Executive Vice President, Chief Operating
                                     Officer, Chief Financial Officer & Director
        Walter Hollenberg      54    Vice President of Technology
        Henry Siegel           56    Director
        Robert Wussler         60    Director
        David Simonetti        30    Director



Our directors are elected at each annual meeting of shareholders. The officers are elected annually by the Board of Directors. Officers and directors hold office until their respective successors are elected and qualified or until their earlier resignation or removal.


James D. Rupp is one of the founders of Streamedia and has served as Chief Executive Officer, President and Director since Streamedia's inception. From July 1997 to September 1998, Mr. Rupp served as President, Chairman and Chief Executive Officer of Capital Markets Communications Corporation, an editor and publisher of a series of electronic newsletters, including StreetSignals(TM), TradeSignals(TM), PowerSignals(TM), AmexWire(TM), and the Waaco Kid's Forum(TM). Mr. Rupp continues as Capital Markets' Chairman. Mr. Rupp organized
Web2Ventures, L.L.C., a company formed in February, 1998 to incubate, capitalize, and invest in emerging internet firms. Since its inception, Mr. Rupp has served as the Manager of Web2Ventures. From 1990 to 1996, Mr. Rupp served as General Manager of a restaurant management concern in New York City. Mr. Rupp holds a Bachelor of Arts degree from the State University of New York at Binghamton and has pursued graduate studies in information sciences and literature at the Universities of Delaware and Maryland.

Gayle Essary is one of the founders of Streamedia and has served as Chairman of the Board of Directors and Vice President-Strategic Development since its inception. From September 1996 to the present, Mr. Essary has served as Chairman of the Board of Directors of IRI, Inc. a publicly-held company in the investment data and information industry. He has also served as IRI's Chief Executive Officer from July 1997 to the present. From 1995 to 1997, Mr. Essary was founder and publisher of StreetLevel, the Waaco Kid's Forum newsletters, and other electronic products which have since merged into Capital Markets Communications Corporation. From 1988 to 1997, Mr. Essary was a Principal of New York Management Group, which provided consulting and support services to various firms and organizations, including The Thomson Corporation. From 1981 to 1988, Mr. Essary was Managing Director of the Media Financial Group and The Media Center, both companies engaged in consulting for media properties. From 1973 to 1980, Mr. Essary was President of ESCO Publishing Co., Inc., and Huthig-ESCO Publishing, Inc., which published two international dental business magazines, one of which led its field in distribution and advertising revenues. Mr. Essary studied journalism at The University of Texas.

Nicholas Malino has served as Streamedia's Chief Financial Officer since November of 1998 and as Executive Vice President and Chief Operating Officer since August of 1999. Previously, he served as President and Chief Executive Officer of ATC Group Services, Inc., a $160 million national business services firm, providing specialized technical and project management services to Fortune 500 companies and federal, state, and local government agencies. During his tenure, he completed 16 acquisitions, ranging in size from $1 million to $85 million in gross revenues, during which time the company achieved the second highest price/earnings ratio in its sector. ATC Group Services also led its sector in profitability for 12 consecutive quarters. Mr. Malino has both a Masters of Business Administration degree in Finance, and Master and Bachelor of Science degree in Biology from the University of Bridgeport.

Walter C. Hollenberg has served as Streamedia's Vice President of Technology since July 1999. From 1987-97, Dr. Hollenberg, as Senior Manager for New Business Development at AT&T, built one of the very first experimental interactive TV networks. From 1997-98, Dr. Hollenberg was Director of New Business Development at Sarnoff Corporation where he focused on high definition television, multimedia, and compression technologies. Prior to 1987, Dr. Hollenberg was an independent consultant in the relational database area, a technology and product planning manager for On-Line Systems, Inc., and a Series 7 NASD registered investment banking associate with Parker/Hunter, Inc. Dr. Hollenberg holds a Ph.D. in Physics from Cornell University, an M.B.A. from Carnegie Mellon University, a B.S. in Physics from the University of Minnesota, and also spent two years as a Post Doctoral Associate at the Lehrstuhl fur Experiental Physik, Universitat Dormund, Germany.

Henry Siegel has served as a Director of Streamedia since February of 1999. From 1995 to the present, Mr. Siegel has been the Chairman and Chief Executive Officer of Kaleidoscope Media Group, a publicly-held company. Kaleidescope is a worldwide distributor of television and home video programming including the ESPY Awards Show. Mr. Siegel began his career at Grey Advertising and in 1974 he was placed in charge of its media operation, managing all areas of media planning, research and execution. In 1976, Mr. Siegel founded Lexington Broadcasting Services (LBS), where he pioneered the concept of barter syndication (advertiser-supported television). As Chairman and Chief Executive Officer of LBS, Mr. Siegel developed numerous successful television series, including Fame and Baywatch. Mr. Siegel has been named by Advertising Age Magazine as one of the pioneers of the first 50 years of television.

Robert J. Wussler has served as a Director of Streamedia since February of 1999. Mr. Wussler is the Chairman of the Board of Directors of US Digital Communications, Inc., a publicly-held company. From 1992 to the present, he has served as the President and Chief Executive Officer of the Wussler Group, a media consulting firm. From 1994 to the present, Mr. Wussler has served as the President and Chief Executive Officer of Affiliate Enterprises, Inc., a company formed by ABC Television affiliates to pursue new business opportunities, including emerging technology applications. From 1989 to 1992, Mr. Wussler was the President and CEO of COMSAT Video Enterprises, a major supplier of satellite entertainment to the nation's lodging industry. Between 1980 and 1989, Mr. Wussler served as Senior Vice President, Corporate Executive Vice President, and President of Turner Broadcasting's Superstation, WTBS. During his 10 years at Turner, Mr. Wussler co-founded and organized CNN Headline News, and became a key player in the development of WTBS and the formation of TNT. Prior to joining Turner, Mr. Wussler served as President of CBS Sports and the CBS Television Network. Mr. Wussler is a past Chairman of the National Academy of Television Arts and Sciences, and recipient of five Emmy Awards. Mr. Wussler also serves on the Board of Directors of Ednet, Inc., a publicly held company which develops and markets integrated digital communications systems for the entertainment industry, and the Board of Directors of The Cousteau Society.

David J. Simonetti has served as a Director of Streamedia since September of 1998. Since October of 1998, Mr. Simonetti has served as Co-Chairman and Chief Executive Officer of VentureNow, Inc., a private venture capital concern. From August 1997 to December 1998, Mr. Simonetti was Chief Executive Officer of Invoke Distribution, L.L.C., a marketing and advertising company. From February 1997 to October 1998, Mr. Simonetti was Chief Executive Officer of Projix Corporation, an internet software company. From October 1994 through February 1997, Mr. Simonetti served as Vice President and Chief Operating Officer of Edmar, Inc., a construction management company. Mr. Simonetti also serves on the Board of Directors of NuOncology Labs, Inc., a publicly-held company. Mr.
Simonetti holds a Bachelor of Arts degree from Marlboro College, in Malboro,Vermont.


Board Committees.

We currently have two committees appointed by the Board of Directors: a compensation committee and an audit committee. The audit committee is currently comprised of Mr. Siegel, Mr. Simonetti and Mr. Malino. The compensation committee is currently comprised of Mr. Wussler, Mr. Simonetti and Mr. Essary.

Outside Directors.

We will nominate for election one director who is not an officer, employee, or 5% shareholder upon conclusion of the offering as designated by the representative of the underwriters. We may also appoint advisors to the Board of Directors from time to time.


Compensation of Directors.

Directors who are also employees will not receive any remuneration in their capacity as directors. Outside directors will be paid $1,000 monthly plus travel expense reimbursements and $500 per meeting attended.



Executive Compensation.

The following table sets forth the current compensation paid to each of our executive officers for the period April 29, 1998 (date of inception), to December 31, 1998.



                                        Summary Compensation Table

         Name and                        Annual Compensation              All Other
                               -----------------------------------
         Principal             Fiscal  Salary             Bonus       Compensation
       Position                Year
-----------------------                ----------                     --------------------
                               ------ ----------- - --------------

James D. Rupp -                1998       --             --                      --
President & CEO

-----------------------        ------ -----------   --------------    --------------------
Gayle Essary - Vice            1998       --             --                      --
President

-----------------------        ------ -----------   --------------    --------------------
Nicholas Malino -              1998       --             --                      --
Executive V.P., CFO,
COO
-----------------------        ------ -----------   --------------    --------------------
Walter Hollenberg-             1998       --             --                      --
Vice President

-----------------------        ------ -----------   --------------    --------------------


Employment Agreements.

On September 9, 1999, we entered into employment agreements with James Rupp, Nicholas Malino, and Gayle Essary. Mr. Rupp, Mr. Essary, and Mr. Malino were first compensated for their work at Streamedia in January of 1999. Mr. Rupp's current salary under his employment agreement is $180,000 per annum. Mr. Essary's current salary is $140,000 per annum. Mr. Malino currently receives $180,000 per annum plus a $40,000 per annum housing allowance to cover the costs associated with his having to maintain a residence in New York City. On June 23, 1999, we entered into an employment agreement with Walter Hollenberg. Dr. Hollenberg was first compensated for his work with us on July 6, 1999, and his current salary is $90,000. In addition, each executive officer receives a non accountable expense account of $250 per month, and receives reimbursement from the Company for the costs associated with retention of outside financial consultants. Each executive is eligible to participate in executive bonus programs and incentive stock option plans when they are developed. Each executive is also eligible for health care and other benefits in the same manner in which they are available to all employees.


Stock Compensation Plan.

In June of 1999, the Board of Directors adopted the "Streamedia Communications, Inc., 1999 Qualified and Nonstatutory Stock Option Plan." The Board of Directors reserved 500,000 shares of the Company's common stock to be issued in the form of incentive and/or non-qualified stock options for employees, directors and consultants to the Company. As of September 30, 1999, Streamedia has issued 328,000 options under the plan. This includes 25,000 non-qualified options issued to an advisor of the Board of Directors. The remaining options have been issued to officers and directors of Streamedia.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 1998 and 1999, and since the inception of Streamedia, certain e-mail distribution systems owned and/or administered by one or both of two of our major shareholders, IRI, Inc., and Capital Markets Communications Corporation, were provided to us for our StreamWire division and its predecessor. We currently do not anticipate using these e-mail distribution systems. During 1998, we issued 25,000 shares of common stock to our legal counsel, Kogan & Taubman, L.L.C., as partial consideration for services to be rendered in connection with this offering. We have no current commitments to issue additional securities to Kogan & Taubman, L.L.C., at this time.

We have engaged Kaleidoscope Media Group to help us acquire programming content for our sites and to develop a syndication strategy. Kaleidoscope Media Group's CEO, Henry Siegel, is currently a member of our Board of Directors. In consideration of Kaleidoscope Media Group's providing of these services, on August 2, 1999, we paid Kaleidoscope Media Group $10,000. Starting in October of 1999 and through July of 2000 we will pay them $2,000 per month for their services.

As an inducement to join us after our initial development phase, and in consideration of his considerable expertise in financing and public offerings, we agreed to pay Nicholas Malino a $100,000 bonus upon the completion of our initial public offering. Each of the above transactions were on terms as favorable to Streamedia as those generally available from unaffiliated third parties. Each of the above transactions was ratified by a majority of our independent directors who did not have an interest in the transaction and who had access, at our expense, to our legal counsel or independent legal counsel. The issuance of the 25,000 shares to Kogan & Taubman, L.L.C., and the transactions between Capital Markets Communications Corporation, IRI, Inc., and Streamedia were entered into when there were less than two disinterested independent directors; therefore, we lacked sufficient disinterested independent directors to ratify these transactions at the time the transactions were initiated. All future transactions between us and our officers, directors or 5% shareholders, and their respective affiliates, will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent, disinterested directors.

                                 PRIOR OFFERINGS

On May 16, 1999, we sold 264,490 shares of common stock at $2.00 per share pursuant to Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. The common stock was offered to a discreet group of accredited investors without the benefit of general solicitation or advertising. We raised $523,980 from this private placement in order to provide bridge financing for this offering.


On August 24, 1999, we issued $1,815,000 of debt securities in the form of promissory notes which bear interest at a rate of 10% per annum. The notes were offered pursuant to Rule 506 of Regulation D only to accredited investors, with no general solicitation or advertising. The notes were offered as a unit, each unit consisting of a promissory note in the principal amount of $15,000 and a warrant entitling the holder to purchase 9,000 shares of our common stock at a price per share equal to the price per share of common stock offered to the public pursuant to our initial public offering. The warrants will be exercisable during the period beginning on the first anniversary of the closing of the IPO and ending on the date five years following the date that the warrants were issued. The holders of the warrants will have certain "piggyback" registration rights with respect to the shares underlying the warrants. Specifically, the holders will be entitled to include their shares if the Company files a registration statement with Commission during the period beginning one year from the closing of the IPO and ending two years after the closing of the IPO.

In addition, we have issued securities to officers, directors, and consultants as compensation for services rendered to us.

                             PRINCIPAL SHAREHOLDERS
The following table identifies the beneficial ownership of the common stock as of September 30, 1999, by:


          Each beneficial owner of more than 5% of the outstanding shares of common stock, Each of our directors, Each of our executive officers, and All directors and executive officers as a group.


Unless discussed below, each beneficial owner has sole investment and voting power for the shares beneficially owned.

                                                                  Shares Owned
                                     ------------------------------------------------------------------------
                                            Prior to Offering                       After Offering
                                     --------------------------------- --- ----------------------------------
       Name and Address of Owner         Number            Percent             Number             Percent
------------------------------------ ---------------    --------------     ----------------     -------------

James D. Rupp                          1,155,000           35.05%             1,155,000            25.69%
200 Walter Avenue
Hasbrouck Heights, NJ 07604

Gayle Essary                           1,427,500           43.32%             1,427,500            31.75%
5605 Woodview
Austin, Tx 78756

Capital Markets Communications,         300,000              9.10 %            300,000             6.67%
Corporation
287-101 Kinderkamack Road #190
Oradell, NJ 07649

Nicholas Malino                         150,000             4.55%              150,000             3.34%
250 W. 90th Street, # PH2A
New York, NY 10024

Walter C. Hollenberg                       0                  -                   0                  -
32 Parkview Drive
Milburn, NJ 07041

David Simonetti                          75,000             2.28%              75,000              1.67%
1845 Mintwood Place, # 104
Washington, DC 20009

Henry Siegel                               0                  -                   0                  0
205 West 57th Street
New York, NY 10019

Robert Wussler                             0                  -                   0                  -
7904 Sandalfoot Drive
Potomac, MD 20854

                                     ---------------    --------------     ----------------     -------------
                                     ---------------    --------------     ----------------     -------------
All Executive Officers and             3,107,500            94.3%             3,107,500            69.12%
Directors as a group (6 persons)
                                     ---------------    --------------     ----------------     -------------
-----------

The shares set forth on this chart do not include (i) the 1,089,000 shares issuable upon the exercise of the warrants included in the units which were sold on August 24, 1999, private placement; (ii) the 1,200,000 shares issuable upon the exercise of the warrants included in the units to be sold in this offering which will be outstanding upon completion of the offering; (iii) the 360,000 shares to be issued upon exercise of the underwriters' over-allotment option, and the warrants thereunder; (iv) the 240,000 shares to be issued upon exercise of the underwriters' warrants, and the warrants thereunder; and (v) the options issued under the 1999 stock option plan.

Certain of the shares listed above are owned indirectly by entities substantially controlled by principal shareholders of Streamedia. Of the total shares owned by Mr. Rupp, 1,050,000 shares are owned through his 100% ownership in Web2Ventures, L.L.C., and 105,000 shares are owned through his 35% ownership interest of Web2Ventures, L.L.C., in Capital Markets Communications Corporation. Of the total shares owned by Mr. Essary, he owns 590,000 shares directly, and has been given voting power over 360,000 shares owned by IRI, Inc., by the Board of Directors of IRI, Inc. The remaining shares are held in family trusts or by members of Mr. Essary's immediate family. Mr. Essary does not exercise direct control over such shares. Capital Markets Communications Corporation is controlled by Mr. Rupp and Mr. Essary. Mr. Simonetti's shares are owned through Projix Corporation, a company of which Mr. Simonetti is the 90% owner.


In addition, certain officers and directors have been granted the right to acquire additional shares and have been issued options pursuant to the 1999 stock option plan. Mr. Malino has the right to earn an additional 45,000 shares upon the achievement of certain business objectives to be determined by the compensation committee of the Board of Directors. Mr. Malino was issued 63,000 stock options. Dr. Hollenberg was issued 150,000 stock options of which 37,500 shares have vested. Mr. Simonetti was issued 10,000 options, all of which have vested. Mr. Siegel has the right to acquire 40,000 stock options and Mr. Wussler has the right to acquire 40,000 stock options. None of these options are represented on the previous principal shareholder chart.

                   DESCRIPTION OF SECURITIES
Each unit consisting of one share of common stock and one warrant, each warrant entitles the holder to purchase one share of common stock at a price of $12.75 until December 21, 2004. The shares and the warrants included in the units will automatically separate 30 days from the date of this prospectus, after which the common stock and warrants in the units will trade separately.


Common Stock.

We are authorized to issue 20,000,000 shares of common stock, $0.001 par value. As of September 30, 1999, there were 3,295,490 shares of common stock issued and held by forty-nine holders of record. Shareholders are entitled to share ratably in any dividends paid on the common stock when, as and if declared by the Board of Directors. Each share of common stock is entitled to one vote. Cumulative voting is denied. There are no preemptive or redemption rights available to holders of common stock. Upon liquidation, dissolution or winding up of Streamedia, the holders of common stock are entitled to share ratably in the net assets legally available for distribution. All outstanding shares of common stock and the units (and shares underlying these units) to be issued in this offering will be fully paid and non-assessable. Warrants to be issued pursuant to this offering. The warrants to be issued in this offering will be issued under, governed by, and subject to the terms of a Warrant Agreement between Streamedia and the American Securities Transfer & Trust, Inc., as warrant agent. The following statements are brief summaries of certain provisions of the Warrant Agreement. Copies of the Warrant Agreement may be obtained from Streamedia or the warrant agent and have been filed with the Commission as an exhibit to the Registration Statement of which this prospectus is a part. The warrants included in the units will be exercisable commencing 12 months after the offering. The warrants contain provisions that protect the warrant holders against dilution by adjustment of the exercise price in certain events, including but not limited to stock dividends, stock splits, reclassification or mergers. A warrant holder will not possess any rights as a shareholder of Streamedia. Shares of common stock, when issued upon the exercise of the warrants, will be fully paid and non-assessable. Commencing 12 months after the date of this prospectus, we may redeem some or all of the warrants at a call price of $0.05 per warrant, upon thirty (30) days prior written notice if the closing sale price of the common stock on The Nasdaq SmallCap Market has equaled or exceeded 150% of the offering price per share for ten (10) consecutive days.

The warrants may be exercised only if a current prospectus relating to the underlying common stock is then in effect and only if the shares are qualified for sale or exempt from registration under the securities laws of the state or states in which the purchaser resides. So long as the warrants are outstanding, we have undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states were the warrants were initially offered to permit us to issue, and you to resell the common stock issuable upon exercise of the warrants. However, there can be no assurance that we will be in a position to effect such action, and our failure to do so may cause the exercise of the warrants and the resale or other disposition of the common stock issued upon such exercise to become unlawful. We may amend the terms of the warrants, but only by extending the termination date or lowering the exercise price of the warrants. We have no present intention of amending such terms. However, there can be no assurance we will not have an intention in the future to amend the warrant terms.


Preferred Stock.

The Board of Directors, without further action by the shareholders, is authorized to issue up to 100,000 shares of preferred stock, $0.001 par value. The preferred shares may be issued in one or more series. The terms as to any series, as relates to any and all of the relative rights and preferences of shares, including without limitation, preferences, limitations or relative rights with respect to redemption rights, conversion rights, voting rights, dividend rights and preferences on liquidation will be determined by the Board of Directors. The issuance of preferred stock with voting and conversion rights could have an adverse affect on the voting power of the holders of the common stock. The issuance of preferred stock could also decrease the amount of earnings and assets available for distribution to holders of the common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control. We have no plans or commitments to issue any shares of preferred stock. We will issue preferred stock only upon approval by a majority of our independent directors who do not have an interest in the transaction and who have access, at our expense, to our legal counsel or independent legal counsel.

Transfer Agent and Registrar.
The Transfer Agent and Registrar for the common stock will be American Securities Transfer & Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.


                         SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 4,495,490 shares of common stock outstanding. If the underwriters' over allotment option is exercised in full, 5,875,490 shares of common stock will be outstanding. Of these shares, the 1,200,000 shares sold in this offering or 1,380,000 shares, if the over-allotment option is exercised in full, will be freely tradeable in the market without restriction under the Securities Act, by persons other than "affiliates" of Streamedia (as that term is defined in the Securities Act of
1933). The remaining 3,295,490 shares will be "restricted securities" within the meaning of the Securities Act. Restricted securities cannot be publicly sold unless registered under the Securities Act or sold in accordance with an exemption from registration, such as that provided by Rule 144 under the Securities Act. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) is entitled to sell restricted securities if at least one year has passed since the later of the date such shares were acquired from Streamedia or any affiliate of Streamedia. Rule 144 provides, however, that within any three-month period such person may only sell up to the greater of 1% of the then outstanding shares of common stock 42,954 or the average weekly trading volume during the four calendar weeks immediately preceding the date on which the notice of the sale is filed with the Commission. Sales pursuant to Rule 144 also are subject to certain other requirements relating to manner of sale, notice of sale and availability of current public information. Anyone who has not been an affiliate for a period of at least 90 days is entitled to sell restricted securities under Rule 144 without regard to the limitations if at least two years have passed since the date such shares were acquired from us or any of our affiliates. Any affiliate is subject to such volume limitations regardless of how long the shares have been owned or how they were acquired. After this offering, the executive officers and directors will own 3,107,500 shares of the common stock, which will represent 69.12% of the total shares outstanding. Our officers, directors and certain shareholders directors will enter into an agreement with the underwriters agreeing not to sell or otherwise dispose of any shares for one year after the date of this prospectus without the prior written consent of the underwriters. We cannot predict the effect, if any, that offer or sale of these shares would have on the market price. Nevertheless, sales of significant amounts of restricted securities in the public markets could adversely affect the fair market price of the shares, as well as impair our ability to raise capital through the issuance of additional equity shares.

                              PLAN OF DISTRIBUTION


Underwriters.

Under the terms and conditions of the Underwriting Agreement, we have agreed to sell to the underwriters named below, and each of the underwriters, for whom Institutional Equity Corporation and Capital West Securities, Inc. are acting as the "representatives", have agreed to purchase the number of units set forth opposite its name in the following table.

          Underwriters                                                    Amount

        Institutional Equity Corporation                                 60,000

        Capital West Securities, Inc.                                   240,000

        Kashner Davidson Securities Corporation                         150,000

        The Agean Group, Inc.                                           150,000

        EBI Securities Corporation                                      120,000

        Nutmeg Securities, Ltd.                                         120,000

       Schneider Securities, Inc.                                      120,000

       Smith, Moore & Co.                                              120,000

       Westport Resources Investment Services, Inc.                    120,000

       Total                                                         1,200,000



The underwriters have advised us that they propose to offer the units to the public at the initial public offering price per unit set forth on the cover page of this prospectus and to certain dealers at such price less a concession of not more than $0.425 per unit. These dealers may re-allow $0.10 to other dealers. The representatives will not reduce the public offering price, concession and re-allowance to dealers until after the offering is completed. Regardless of any reduction, Streamedia will receive the amount of proceeds set forth on the cover page of this prospectus. Streamedia and certain selling shareholders have granted to underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 180,000 additional units to cover over-allotments, if any. The option purchase price is the same price per unit we will receive for the 1,200,000 units that the underwriters have agreed to purchase. If the underwriters exercise the over-allotment option in full, the selling shareholders will sell 19,735 shares of common stock to the underwriters. None of the selling shareholders are officers, directors or affiliates of Streamedia. If the underwriters exercise such option, each of the underwriters will purchase its pro-rata portion of such additional units. The underwriters will sell the additional units on the same terms as those on which the 1,200,000 units are being sold.




                              Selling Shareholders

                                                                  Shares Owned
                                            Prior to Offering                       After Offering
Name of Selling Shareholder              Number           Class of         Amount Offered         Percent
                                                            Stock                               Owned After
                                                                                                  Offering

Mark Edward Futrovsky                    3,750             Common                441               0.07%
Kevin T. Clare                           12,500            Common               1,465              0.25%
Glenn B. Axelrod                         2,500             Common                295               0.05%
Kundrat Corp.                            5,000             Common                587                0.1%
Thomas Kundrat                           5,000             Common                587                0.1%
James David Wideman                      2,500             Common                295               0.05%
Michael Fleischman                       2,500             Common                295               0.05%
Jay Cho                                  5,000             Common                588                0.1%
Harold Kim                               10,000            Common               1,173               0.2%
Michael Marks                            12,500            Common               1,465              0.25%
Charles Marmelstein                      3,500             Common                412               0.07%
Malcolm Labell                           5,000             Common                588                0.1%
Sovereign Services, Ltd                  53,740            Common               6,145              1.06%
Richard Honig                            2,500             Common                295               0.05%
Gary Schmitt                             6,000             Common                705               0.12%
Scott Hunter                             5,000             Common                588                0.1%
Global Mann Marketing                    7,500             Common                878               0.15%
Ranjit Kripalani                         12,500            Common               1,465              0.25%
Stock Exposure, Inc.                     10,000            Common               1,173               0.2%
Linda Essary                             2,500             Common                295               0.05%

With the exception of Linda Essary, the former spouse of Gayle Essary, our Chairman of the Board, none of the selling shareholders on the above chart have held any position, office, or has had a material relationship with the Company, its affiliates, or its predecessors within the past three years.

The underwriters can only offer the units through licensed securities dealers in the United States who are members of the National Association of Securities Dealers, Inc.

The underwriters will not confirm sales to any discretionary accounts without the prior written consent of their customers.

Under the terms of the Underwriting Agreement, the holders of the 3,107,500 shares of common stock, (the officers and directors of Streamedia), have agreed that, for one year after the date of this prospectus and subject to certain limited exceptions, without the prior written consent of the representative, they will not sell, contract to sell, or otherwise dispose of any shares, any options to purchase shares, or any securities convertible into, exercisable for, or exchangeable for shares.

Substantially all of such shares would be eligible for immediate public sale following expiration of the lock-up periods, and subject to the provisions of Rule 144.

We have agreed to pay the representatives a non-accountable expense allowance of 2% of the gross amount of the units sold at the closing of the offering. This expense allowance will total $170,000 based on the sale of the units offered. The representatives will pay the underwriters' expenses in excess of the 2% allowance. If the expenses of underwriting are less than the 2% allowance, the excess shall be additional compensation to the underwriters. If this offering is terminated before its successful completion, we will be obligated to pay the representatives for the accountable out-of-pocket expenses incurred by the underwriters in connection with this offering. In addition to the non-accountable expense allowance, management estimates that we will incur other costs of approximately $200,000 for legal, accounting, listing, printing and filing fees.

We have agreed that, for a period of five years from the closing of the sale of the units, we will nominate for election as a director a person designated by the representatives. If the representatives have not exercised that right, the representatives shall have the right to designate an observer, who shall be entitled to attend all meetings of the Board and receive all correspondence and communications sent by us to the members of the Board. The representative has not yet identified the person who is to be nominated for election as a director or designated as an observer.

The Underwriting Agreement provides for indemnification among Streamedia and the underwriters against certain civil liabilities, including liabilities under the Securities Act. In addition, the underwriters' warrants provide for indemnification among Streamedia and the holders of the underwriters' warrants and underlying shares against certain civil liabilities, including liabilities under the Securities Act and the Exchange Act.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Streamedia pursuant to the foregoing provisions, or otherwise, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.



Underwriters' Warrants.


Upon the closing of this offering, we have agreed to sell to the Representatives of the underwriters for nominal consideration, underwriters' warrants to purchase up to 100,000 units. The underwriters' warrants are exercisable at 135% of the public offering price for a four-year period starting one year from the effective date of this offering. The underwriters' warrants may not be sold, transferred, assigned or hypothecated for a period of one year from the date of this offering except to the officers of the underwriters and their successors and dealers participating in the offering and/or their partners or officers. The underwriters' warrants will contain anti-dilution provisions providing for appropriate adjustment of the number of shares subject to the warrants under certain circumstances. The holders of the underwriters' warrants have no voting, dividend or other rights as shareholders of Streamedia with respect to shares underlying the underwriters' warrants until the underwriters' warrants have been exercised. For four years from the one year anniversary of this offering, we have agreed to give advance notice to the holders of the underwriters' warrants or underlying shares of our intention to file a registration statement, other than in connection with employee stock options, mergers, or acquisitions. The holders of the underwriters' warrants and underlying shares shall have the right to require us, subject to certain conditions to include their shares in such registration statement at our expense. For the term of the underwriters' warrants, the holders of the warrants will be given the opportunity to profit from a rise in the market value of the shares, with a resulting dilution in the interest of other shareholders. The holders of the underwriters' warrants can be expected to exercise the underwriters' warrants at a time when we would, in all likelihood, be able to obtain needed capital by an offering of its unissued shares on terms more favorable than those provided by the underwriters' warrants. This could adversely affect the terms on which we could obtain additional financing. Any profit realized by the underwriters on the sale of the underwriters' warrants or shares issuable upon exercise of the underwriters' warrants will be additional underwriting compensation.

Determination of Offering Price.


The initial public offering price was determined by negotiations between the representative and Streamedia. The factors considered in determining the public offering price include: The industry in which we operate, Our business potential and earning prospects, and The general condition of the securities markets at the time of the offering.


The offering price does not bear any relationship to our assets, book value, net worth or other recognized objective criteria of value.

Prior to this offering, there was no public market for the units, and we cannot assure that an active market will develop.

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE UNITS, INCLUDING OVER-ALLOTMENT, ENTERING STABILIZATION BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE UNITS ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M.


Nasdaq SmallCap Market.
We have been approved for listing of the units, common stock, and warrants on The Nasdaq SmallCap Market under the trading symbol "SMILU," "SMIL" and "SMILW," respectively.

                                              LEGAL MATTERS
Kogan & Taubman, L.L.C., New York, New York, will pass on the validity of the issuance of the shares. Winstead Sechrest & Minick P.C., Dallas, Texas, will pass on certain legal matters for the underwriters in connection with the sale of the shares.

                                                 EXPERTS
Our financial statements as of December 31, 1998, and for the period from April 29, 1998 (date of inception), to December 31, 1998, included in this prospectus have been included in reliance on the report of Grant Thornton LLP, independent certified public accountants, given on the authority of Grant Thornton LLP as experts in auditing and accounting.



                                                 GLOSSARY


Bandwidth              The measure of  transmission  capacity  through wires and
                       cables,  over fiber optic lines,  or via  satellite.  The
                       general rule of thumb is that as bandwidth is  increased,
                       data  can be  transferred  quicker.  Streaming  media  is
                       bandwidth-intensive;  its  quality  improves  when  users
                       connect at higher speeds - that is, via higher  bandwidth
                       connections.

Broadband              A type of data  transmission  in  which a  single  medium
                       (such as a wire)  can  carry  several  Channels  at once.
                       Cable TV is a broadband transmission.

Broadcast              A method of transmission of audio, video, or other formats of information. Specifically,
                       "broadcast" refers to a mode within which one source sends the same data or programming to all users at the same time. Contrast: "narrowcast."

Browser                The software application that enables a user to see pages on the World Wide Web.

Channel                On television and cable systems,  the term usually refers
                       to the numerical  location,  as on a dial or LED readout,
                       of a broadcast station's varied content.  Example: in New
                       York City, NBC can be seen on Channel 4. On the internet,
                       the term  'Channel' also refers to a location for a given
                       set  of  programming,  but  often  refers  to  a  generic
                       category of content, such as a "Basketball Channel" or to
                       a highly specific source of programming, such as the "New
                       York  Knicks"  Channel,   or  even  the  "Patrick  Ewing"
                       Channel.

Convergence            A  blur  of  the  distinctions   between   entertainment,
                       information,  telecommunications,  computers, television,
                       print, and cable.

Downlink The transmission of radio frequency signals from a satellite to an earth station.

Download               Transferring a file from a server to a client, such as your computer. Downloading files enables you to see and hear content on the web. See: "streaming."

Enabling               Providing the tools, talent, and equipment, and resources
                       to  assist  an  individual  or  organization  to become a
                       broadcaster.  Prior  to the  advent  of  streaming  media
                       technologies   and   applications,   becoming   a  global
                       broadcaster was difficult and costly.

Intranet               A set of  computers  linked to one  another  outside  the
                       public  internet.   Often,   large   corporations   build
                       intranets   to   facilitate   internal    communications.
                       Multimedia content can be streamed across an intranet to,
                       for example, enable geographically dispersed divisions of
                       a company to attend an address by its CEO, or demonstrate
                       the  proper  use  of  on  a  new  product  prior  to  its
                       commercial launch.

Mini-portal            A focused, subject-oriented portal. See "portal."

Multicast              A means by which  several  users can  connect to one data
                       stream simultaneously. Thus, multicasting can accommodate
                       larger audiences with greater  efficiency than unicasting
                       (see:  "unicast").  Multiple  users  could,  for example,
                       watch the same streaming video file at once,  rather than
                       requiring the server to send one stream per user.

Multimedia The use of computers to present integrated text, graphics, video, animation, and audio.

Narrowcast             To send  data to a  specific  list of  recipients.  Cable
                       television  is the  ultimate  example  of  narrowcasting.
                       Cable signals are sent only to homes that have subscribed
                       to the cable service.  Network TV, by contrast, is a true
                       broadcast model. It sends out data. Everyone close enough
                       with an antenna can receive the signals. On the internet,
                       narrowcasting  has  also  come to  refer  to  programming
                       developed for "niche" interest groups.

On demand The power to "time-shift," or access programming when you want it, as distinct from the time a broadcaster wants to send it.

Player A software application, such as those developed by RealNetworks and Microsoft, among others, that "plays" the video and audio clips on your computer.

Portal                 Originally,  a site or online service,  such as AOL, that
                       offered  a  range  of  information,   entertainment,  and
                       services  such as email,  forums,  chatrooms,  and search
                       engines.  Increasingly,  however,  sites are  launched to
                       become "portals" to a specific category of content, as in
                       a "financial portal."

Push The mechanisms which deliver data to one's desktop, usually on a subscription basis. Email is a simple push service; PointCast is an elaborate push service. The data is delivered to you automatically.

Rich                   Commonly   used  in   reference   to  "rich  media"  and,
                       specifically,  to "rich  media  advertising."  Rich media
                       advertising is distinguished  from commonplace banner ads
                       with static  graphics;  rich media ads are animated,  and
                       often streamed,  so that they appear more like television
                       commercials.   Indeed,  some  are  repurposed  television
                       commercials. They can be embedded in web pages as well as
                       inserted  into or between  video  clips,  or, using SMIL,
                       they can be streamed concurrent to audio programming.

Seamless               Streaming a pre-programmed  series of multimedia  content
                       segments in succession, without requiring the audience to
                       select  a new  program  to see or  hear.  The  effect  is
                       similar  to  watching  one  television   Channel  for  an
                       extended  period of time. One content  segment flows into
                       the next.

SMIL                   See Synchronized Multimedia Integration Language.

Streaming              A stream is a continuous  digital signal,  which delivers
                       audio  and/or video to an end user.  Streaming  refers to
                       the manner by which a stream is sent.  Streaming does not
                       require that a user  download an entire large file to his
                       computer before he can watch or listen to it. Rather, the
                       streaming   process  sends  out  the  digital  signal  in
                       continuous, tiny packets of data, and buffering enough of
                       the data so that  user  can  experience  the  programming
                       seamlessly,  while  downloading  the next  segment in the
                       background.

StreamStation(TM)      Streamedia's  trademarked  term  for the  non-proprietary
                       sites  it will  license  to  carry  its  programming  and
                       information  feeds.  In  concept,  it is  similar  to the
                       relationship between network television  broadcasters and
                       their local affiliate stations.  StreamStations will be a
                       means by which  Streamedia  syndicates its content across
                       websites it does not own,  thereby  enhancing  its market
                       penetration.

Switching              hub A  broadcast  signal pool feed that  enables  port to
                       port  redirection of data. Any system connected to a port
                       on the network can be  "switched"  to receive or transmit
                       to another port on that network.  Rather than rebroadcast
                       all data to every port,  switching hubs forward data only
                       to the required recipient.

Synchronized A markup language that enables a programmer to combine formats in one production, such as Multimedia an audio stream with images and text. In this way, an internet broadcaster can stream a Integration radio station signal, while showing advertising imagery, and scrolling information in Language print, all in the same media player.

Teleport A teleport or "telecommunications port" is a hub that provides its users with fast, convenient, cost-effective access to advanced and high-bandwidth services. Teleports are high-bandwidth communication gateways for satellite, optical fiber and microwave transmission. Teleports feed video, data and voice to the world's constellation of satellites and network of optical fiber. They deliver television and radio programming to audiences around the globe.

Traffic A total of users to a site or file. Traffic is measured in various ways, such as hits, impressions, page views, and unique users.

Unicast                Each user connects to a separate stream of an audio or video file. Contrast: "multicast."
                       Uplink The transmission of radio frequency  signals to a satellite from an earth station.

URL                    Uniform Resource Locator.  An internet URL is like an electronic street address. Example:
                       http://www.streamedia.net

Video-conferencing     Conducting a conference  between two or more participants
                       in  different  locations  by using  computer  networks to
                       transmit    audio    and    video    data.     Multipoint
                       video-conferencing  allows three or more  participants to
                       sit in a "virtual"  conference room and communicate as if
                       they were sitting right next to each other.

Webcast A broadcast or narrowcast of audio or video over on the World Wide Web. Using a streaming protocol, servers deliver audio and/or video, in real time (live), or on a delayed basis (on demand.)


                          INDEX TO FINANCIAL STATEMENTS
                         STREAMEDIA COMMUNICATIONS, INC.





                                                                                                            Page


Report of Independent Certified Public Accountants                                                           F-1


Financial Statements

      Balance Sheets                                                                                         F-2

      Statements of Operations                                                                               F-3

      Statement of Stockholders' Equity (Deficit)                                                            F-4

      Statements of Cash Flows                                                                               F-5

      Notes to Financial Statements                                                                       F-6 - F-14


                          INDEX TO FINANCIAL STATEMENTS
                         STREAMEDIA COMMUNICATIONS, INC.





                                                                                                         Page



Report of Independent Certified Public Accountants                                                           F-1


Financial Statements

      Balance Sheets                                                                                         F-2

      Statements of Operations                                                                               F-3

      Statement of Stockholders' Equity (Deficit)                                                            F-4

      Statements of Cash Flows                                                                               F-5

      Notes to Financial Statements                                                                       F-6 - F-15


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
    Streamedia Communications, Inc.
    (A Development Stage Company)


We have audited the accompanying balance sheet of Streamedia Communications, Inc. (the "Company") (a development stage company) as of December 31, 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from April 29, 1998 (date of inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Streamedia Communications, Inc. (a development stage company) as of December 31, 1998, and the results of its operations and its cash flows for the period from April 29, 1998 (date of inception) to December 31, 1998 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage enterprise engaged in providing internet-based media programming and content on the Web. To date, the Company has engaged in organizational and pre-operating activities and needs to secure additional capital and customers to continue operations. As discussed in Note A to the financial statements, the Company's existence is dependent upon its ability to obtain additional capital, among other things, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.





GRANT THORNTON LLP


Melville, New York
March 9, 1999



                                              Streamedia Communications, Inc.
                                               (A Development Stage Company)

                                                      BALANCE SHEETS

                                                                                  December 31,           September 30,
                                   ASSETS                                             1998                   1999
                                                                                  --------------         --------
                                                                                                          (unaudited)
CURRENT ASSETS
    Cash                                                                           $     1,225            $ 1,092,540
                                                                                    ----------             ----------

         Total current assets                                                            1,225              1,092,540

COMPUTER EQUIPMENT                                                                       1,802                103,331
    Less accumulated depreciation                                                          602                 10,969
                                                                                   -----------           ------------

                                                                                         1,200                 92,362

DEFERRED OFFERING COSTS                                                                 75,000                254,005

DEFERRED FINANCING COSTS                                                                                      225,070

OTHER ASSETS                                                                                                    7,000

         Total assets                                                               $   77,425            $ 1,670,977
                                                                                     =========             ==========


               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Accrued payroll                                                                 $   59,000           $    100,778
    Accrued offering costs                                                              25,000
    Accrued professional fees                                                           12,000                 15,851
    Accrued consulting fees                                                             38,500
    Accounts payable and other accrued liabilities                                       4,185                 30,583
    Accrued interest expense                                                                                   15,125
                                                                                --------------           ------------

         Total current liabilities                                                     138,685                162,337

NOTES PAYABLE                                                                                               1,549,762

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)
    Preferred stock, $.001 par value; authorized - 100,000
      shares; none issued and outstanding                                              -
    Common stock, $.001 par value; authorized - 20,000,000 shares;
      issued and outstanding - 3,025,000 and 3,295,490 shares at
      December 31, 1998 and September 30, 1999, respectively                             3,025                  3,296
    Additional paid-in capital                                                         232,475              1,317,834
    Deficit accumulated during development stage                                      (296,760)            (1,362,252)
                                                                                      --------             ----------

         Total stockholders' equity (deficit)                                          (61,260)               (41,122)
                                                                                     ---------           ------------

         Total liabilities and stockholders' equity (deficit)                       $   77,425            $ 1,670,977
                                                                                     =========             ==========

The accompanying notes are an integral part of this statement.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS





                                               Period from                                    Period                Cumulative
                                              April 29, 1998             Nine months         from April 29,          from April 29,
                                              (date of inception)             ended           1998 (date of           1998 (date of
                                              to December 31,           September 30,       inception) to           inception) to
                                                  1998                     1999           September 30, 1998      September 30, 1999
                                              ------------------        ----------------       ------------------  -----------------
                                                                         (unaudited)             (unaudited)             (unaudited)

Revenue                                     $      -               $         -               $      -              $         -
                                            --------------         ----------------          -------------         ----------

Operating expenses
    Payroll and related expenses              239,000                 350,194                                         589,194
    General and administrative expenses        57,760                 686,731                 -                       744,491
    Interest expense                         -                         28,567                 -                        28,567
                                              --------------       ------------           -------------            ------------

           NET LOSS                           $(296,760)            $(1,065,492)         $      -                   $(1,362,252)
                                               ========              ==========           =============              ==========


Basic and diluted loss per common share        $(.10)                  $(.33)                  $. -                    $(.43)
                                                 ====                    ====                    ======                  ====

Shares used in computing basic and diluted loss
    per share                                 2,922,409               3,256,856                 -                     3,097,597
                                              =========               =========        ================              ==========









The accompanying notes are an integral part of this statement.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                   STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)




                                                                                                                            Deficit
                                                                                                                         accumulated
                                                                                                           Additional        during
                                     Preferred stock             Common stock                paid-in      development
                                Shares         Amount       Shares         Amount            capital          stage           Total
                                  ---------- ----------     --------       -------          ----------     ------------   ----------

Issuance of common stock                   $     -        2,910,000        $2,910        $   2,590                 $     5,500
Issuance of common stock for
    services                                                115,000           115          229,885                         230,000
Net loss for the period                                                                                 $ (296,760)       (296,760)
                                      -----------    -------        --------------  ---------        ------------------     -----


Balance at December 31, 1998     -              -         3,025,000         3,025          232,475       (296,760)        (61,260)

Issuance of common stock
    net of associated costs                                 264,490           265          523,715                          523,980
Issuance of common stock
    for services                                              6,000             6           11,994                           12,000
Grant of common stock
    options for services                                                                    71,150                           71,150
Compensatory stock option
    expense                                                                                206,250                          206,250
Issuance of common stock
    warrants                                                                                272,250                          272,250
Net loss for the period                                                                                  (1,065,492)     (1,065,492)
                                      -----------    -----------------------   --------        --------------    -------------- ----


Balance at September 30, 1999
   (unaudited)                  -       $     -          3,295,490        $3,296       $1,317,834    $(1,362,252)      $    (41,122)
                               ========     ===========         =========         =====        =========     =====    ===========






The accompanying notes are an integral part of this statement.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS

                                                                      Period from                         Period        Cumulative
                                                                    April 29, 1998     Nine months    from April 29,  from April 29,
                                                                 (date of inception)     ended         1998 (date of   1998 (date of
                                                                   to December 31,   September 30,     inception) to   inception) to
                                                                      1998               1999          Sept 30, 1998  Sept 30, 1999
                                                              ------------------          -----------------     ------------------

Cash flows from operating activities
Net loss                                                            $(296,760)           $(1,065,492)    $   -       $(1,362,252)
Adjustments to reconcile net loss to net cash used in
  operating activities
     Common stock issued for services                                 180,000                 12,000                     192,000
     Stock option granted for services                                                        71,150                      71,150
     Compensatory stock option expense                                                       206,250                     206,250
     Amortization of debt discount                                                             7,012                       7,012
     Depreciation and amortization                                        602                 16,797                      17,399
     Changes in operating assets and liabilities
         Other assets                                                                         (7,000)                     (7,000)
         Accrued payroll                                               59,000                 41,778                     100,778
         Accrued professional fees                                     12,000                  3,851                      15,851
         Accrued consulting fee                                        38,500                (38,500)                        -
         Accounts payable and other accrued liabilities                 4,185                 26,398                      30,583
         Accrued interest expense                                                             15,125                      15,125
                                                                        -------           ------------     -------       --------
       Net cash used in operating activities                           (2,473)              (710,631)        -           (713,104)
                                                                      --------            -----------    ---------      ----------
Cash flows from investing activities
    Purchase of fixed assets                                          (1,802)              (101,529)                    (103,331)
                                                                     --------            -----------                     --------
Cash flows from financing activities
   Issuance of common stock, net of associated costs                   5,500                523,980          5,500        529,480
    Proceeds of notes payable and common stock warrants,
       net of associated costs                                                            1,583,500                     1,583,500
    Deferred offering costs                                                                (204,005)                     (204,005)
                                                                  ---------             ----------       ---------       --------
           Net cash provided by financing activities                  5,500              1,903,475          5,500        1,908,975
                                                                  --------             ----------            -----       ----------
           Net increase in cash                                      1,225              1,091,315           5,500        1,092,540
Cash at beginning of period                                        -                        1,225            -                -
                                                                 --------          -------------         ---------       ------
Cash at end of period                                         $     1,225            $ 1,092,540           $5,500       $ 1,092,540
                                                                 ========             ==========            ====         =========

The accompanying notes are an integral part of this statement.

                                      F-7

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                                December 31, 1998



NOTE A - NATURE OF OPERATIONS AND BASIS OF PRESENTATION

     Nature of Operations

     Streamedia Communications, Inc. (the "Company") was incorporated in the State of Delaware and is positioning itself as a vertically-integrated New Media content generator, enabler and aggregator. The Company's three divisions are Streamedia Broadcast(TM), Streamedia Webcast Technologies(TM), and Streamedia Publishing.

     Streamedia Broadcast(TM) intends to create a suite of topical broadcast networks to deliver or "stream" live and on-demand audio and video programming. Network sites intend to offer programming in areas such as, but not limited to, business, sports, women's issues, parenting, travel, education, religion, politics, health, teen and children's interests, shopping, real estate, music, technology, personal fitness, movies, entertainment and lifestyles. The Company has chosen EducationBroadcast.com, TalkBroadcast.com, WomenBroadcast.com and FinanceBroadcast.com as its initial network launches.

     Streamedia Webcast Technologies(TM) will market internet and intranet broadcasting services to a wide spectrum of enterprises, such as, but not limited to, businesses, associations, electronic publishers and "off-line" media generators, who are attempting to obtain an internet broadcast presence. The division will attempt to deliver multimedia and text through a variety of push, poll and proprietary electronic mail mechanisms.

     The Streamedia Publishing division will focus upon its StreamWire(TM) content. StreamWire(TM) will consist of a series of focused, subject-oriented, edited news and information products, such as wires devoted to NASDAQ or Amex-listed companies. It is intended that each newswire developed by the Streamedia Publishing division will have its broadcast network correlative. The Broadcast and Publishing divisions have been devised to integrate vertically to create bundled, multimedia Internet networks.

     The Company's operations are subject to certain risks and uncertainties, including actual and potential competition by entities with greater financial resources, experience and market presence, risks associated with the development of the Internet market, risks associated with consolidation in the industry, the need to manage growth and expansion, certain technology and regulatory risks and dependence upon sole and limited suppliers.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE A (continued)

     Basis of Presentation

     The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern which assumes the realization of assets and settlement of liabilities in the normal course of business. Since its inception, the Company has been engaged in organizational and pre-operating activities. Further, the Company has generated no revenues and incurred losses. Continuation of the Company's existence is dependent upon its ability to obtain additional capital, secure and execute strategic alliances to develop news and information content and sustain profitable operations. The uncertainty related to these conditions raises substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     Management's plans include the completion of a private placement offering (the "Private Placement") and an initial public offering ("IPO") of shares of common stock should market conditions permit (see Note F).

     The Private Placement includes the sale of up to 500,000 shares of the Company's common stock at a price of $2.00 per share for gross proceeds of $1,000,000. The proceeds will be used to provide working capital to the Company. Subsequent to December 31, 1998, the Company sold 264,490 shares of its common stock through the Private Placement for net aggregate proceeds of $523,980 through September 30, 1999 (see Note F).


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following is a summary of the Company's significant accounting policies:

     Unaudited Interim Financial Statements

     The unaudited interim financial statements as of September 30, 1999 and for the nine months ended September 30, 1999 and the period from April 29, 1998 (date of inception) to September 30, 1998 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results to be expected for any period.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE B (continued)

     Depreciation

     Computer equipment is depreciated on a straight-line basis over its estimated useful life of three years.

     Fair Value of Financial Instruments

     The fair values of the Company's accounts payable and accrued liabilities approximate the related carrying values due to the short maturities of these instruments.

     Income Taxes

     The Company records income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting basis and tax basis of assets and liabilities. A valuation allowance is recognized to the extent a portion or all of a deferred tax asset may not be realizable.

     Deferred Offering Costs

     Costs incurred in connection with an equity offering are deferred until the transaction is consummated or, in the event the offering is unsuccessful, against operations in the period in which the offering is aborted.

     Loss Per Share

     Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of potential common shares issued or issuable pursuant to stock options and stock appreciation rights. The Company has no potential common shares outstanding at December 31, 1998.

     Investment in Joint Venture

     The Company accounts for its 50% investment in its joint venture, Businessbroadcast.com, under the equity method, that is, at cost increased or decreased by the Company's share of earnings or losses, less dividends and distributions.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE B (continued)

     In accordance with the joint venture agreement, each party shares equally in the distribution of profits and operational costs. Each party may increase their ownership percentage through capital contributions. The formation of the joint venture did not require any initial capital contribution by the Company. The joint venture did not generate any revenues or incur any operational costs through December 31, 1998.

     Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the revenues and expenses during the reporting period. Actual results may differ from those estimates.


NOTE C - STOCKHOLDERS' EQUITY (DEFICIT)

     The Company was originally organized as a New Jersey limited liability company ("LLC"). On December 21, 1998, pursuant to a Plan and Agreement of Merger, the LLC was merged into the Company, with the Company continuing as the surviving entity. Each membership unit of the LLC was converted into 30,000 shares of common stock of the Company.

     In connection with an employment agreement, the Company granted 135,000 shares of the Company's common stock to an officer, of which 90,000 shares had been issued in December 1998 and the remaining 45,000 shares will be earned upon the achievement of certain business objectives to be
     determined.   The  Company  recorded   compensation   expense  of  $180,000
     representing the fair value of the 90,000 shares issued at such date. Compensation expense will be recorded for the fair value of the 45,000 shares on the date the specified objectives are met.

     In December 1998, the Company issued 25,000 shares of common stock for legal services to be provided in connection with the Company's IPO (Note
     A). The Company recorded $50,000 of deferred offering costs representing the fair value of the common stock at the date of issuance.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE D - INCOME TAXES

     The Company generated a taxable loss of approximately $58,000 for the period April 29, 1998 (date of inception) to December 31, 1998, which carryforward expires in 2018.

     A deferred tax asset of approximately $20,000 arises from the Company's net operating loss carryforward at December 31, 1998. The Company has provided a deferred tax asset valuation allowance since realization of these benefits cannot be reasonably assured.


NOTE E - COMMITMENTS AND CONTINGENCIES

     Office Lease

     In January and February 1999, the Company entered into one year noncancelable operating lease agreements (one of which is with its joint venture partner) for office space. An aggregate security deposit of $4,200 was required as a condition of such leases. The minimum lease payments under the noncancelable leases are summarized as follows:

             1999                                                       $29,025
             2000                                                         2,175
                                                                        -------

                                                                        $31,200

     Employment Agreements

     The Company maintains employment agreements with certain executive officers. These agreements provide for monthly base salaries and benefits (when annualized, aggregating $272,000 in executive compensation) and are cancelable by either party upon written notice. In addition, the Company's employment contracts contemplate the issuance of common stock and common stock options to the executives based upon achievements to be established. In connection with the successful completion of an IPO, the Company is required to compensate its chief financial officer with a $100,000 bonus.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE F - UNAUDITED INTERIM FINANCIAL INFORMATION

     Private Placement

     In connection with the Company's Private Placement described in Note A, the Company sold during the nine months ended September 30, 1999, 264,490 shares of its common stock for net proceeds of $523,980.

     Pending Initial Public Offering

     On May 17, 1999, the Company filed an initial public offering registration statement with the Securities and Exchange Commission to register 1,000,000 units with an estimated offering price of $8.50, consisting of one share of the Company's common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock at $12.75.

     Stock Option Plan

     In June 1999, the Board of Directors approved the 1999 Incentive and Nonstatutory Option Plan (the "1999 Plan") for officers, directors, employees and consultants of the Company, for which the Company has reserved an aggregate of 500,000 shares of common stock. Options granted under the 1999 Plan (which includes option grants prior to the Plan's adoption) may be either incentive stock options or non-qualified stock options. The term of any option may be fixed by the Board of Directors but in no event shall exceed ten years from the date of grant. Options granted to an employee of the Company shall become exercisable over a period of no longer than five years. The term for which options may be granted under the 1999 Plan expires June 29, 2009.

     In February 1999, the Company issued options to directors to purchase 60,000 shares of common stock, which vest immediately, at an exercise price of $2.00 (the estimated fair market value of the Company's common stock on the date of grant determined by reference to cash sales of common stock to third parties through the Private Placement).

     In March 1999, the Company issued an option to a consultant to purchase 15,000 shares of common stock, which vests immediately, at an exercise price of $2.00 (the estimated fair market value of the Company's common stock on the date of grant determined by reference to cash sales of common stock to third parties through the Private Placement). For the nine months ended September 30, 1999, the Company recorded a charge to operations of $20,250 representing the estimated fair market value of the option granted to the consultant using the Black-Scholes option pricing model.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE F (continued)

     In June 1999, the Company entered into an employment agreement with an executive officer which provides for an annual base salary of approximately $90,000 and is cancelable by either party upon written notice. In connection with this agreement, the Company granted such officer an option to purchase 150,000 shares of common stock at an exercise price of $2.00 per share. The option was granted at an exercise price below the fair market value of the Company's common stock determined by reference to the estimated offering price applicable to the common stock through the pending IPO, resulting in aggregate total compensation of $825,000, of which non-cash compensation of $206,250 was recorded for the nine months ended September 30, 1999, with the remaining charge of $618,750 to be recognized over the remaining vesting period of approximately two years.

     In August 1999, the Company's Board of Directors granted stock options to an executive officer, directors and a consultant to purchase an aggregate of 63,000 shares, 30,000 shares and 10,000 shares of common stock, respectively, at an exercise price of $7.50 per share (the estimated fair market value of the Company's common stock on the date of grant determined by reference to the estimated offering price applicable to the common stock through the pending IPO). For the nine months ended September 30, 1999, the Company recorded a charge to operations of $50,900, representing the estimated fair market value of the option granted to the consultant using the Black-Scholes option pricing model.

     Activity under the 1999 plan is summarized as follows:

                                                                              Outstanding options
                                                                                                          Weighted
                                            Shares                          Exercise      Weighted         average
                                           available          Number          price        average        remaining
                                              for               of             per        exercise       contractual
                                             grant            shares          share         price        life (years)

        Balance at January 1, 1999          -                 -                 -             -              -

        Shares authorized                   500,000           -                 -             -              -
        Options granted                    (328,000)          328,000     $2.00 - 7.50       $3.73           7.44
                                           --------           -------      -----------        ----           ----

        Balance at September 30, 1999       172,000           328,000     $2.00 - 7.50       $3.73           7.44
                                           ========           =======      ===========        ====           ====

     Of the 328,000 outstanding options, 215,500 options were exercisable with a weighted average exercise price of $4.63 per share and a weighted average remaining contractual life of 8.85 years at September 30, 1999.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE F (continued)

     The Company accounts for its stock-based awards in accordance with Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and its related Interpretations. Accordingly, no compensation expense has been recognized in the financial statements for employee stock arrangements granted at fair value. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," the Company's net loss and net loss per share for the nine months ended September 30, 1999 would have been increased to the pro forma amounts indicated below:

       Net loss
           As reported                                              $(1,065,492)
           Pro forma                                                 (1,862,262)

       Basic and diluted loss per share
           As reported                                                    $(.33)
           Pro forma                                                       (.57)

     The fair value of the Company's stock-based awards was estimated using the Black-Scholes option pricing model assuming no expected dividends and the following weighted average assumptions for the nine months ended September 30, 1999: expected life of five years, expected volatility of 80% and a risk-free interest rate of 5.67%. The weighted average fair value of options granted for the nine months ending September 30, 1999 was $5.04.

     Notes Payable

     In August 1999, the Company issued a series of promissory notes to investors bearing interest at the stated rate of 10% per annum for an aggregate principal amount of $1,815,000. Each note is part of a unit which consists of (i) a $15,000 promissory note and (ii) a warrant to purchase up to 9,000 shares of the Company's common stock. Each promissory note is payable in full the earlier of: (i) July 31, 2002 or (ii) on the effective date of the initial public offering. The Company issued an aggregate of 121 warrants to these investors to purchase 1,089,000 shares in total of the Company's common stock at an exercise price equal to the IPO price. Each warrant may be exercised any time after twelve months from the closing of the IPO or before July 31, 2004. Financing costs incurred amounted to $231,500 and are being amortized on a straight-line basis over the three-year term of the notes. However, in the event the notes become payable sooner upon the effective date of the initial public offering, the Company will incur a charge for the unamortized deferred costs remaining in such period.

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE F (continued)

     In determining the fair value of the notes and warrants, the Company used an effective interest rate of 15% based on the Company's estimated borrowing rate. The resulting fair values of the notes and warrants at issuance were $1,542,750 and $272,250, respectively. The carrying value of the notes is being accreted to the face value of $1,815,000 using the interest method over the three-year term of the notes. However, in the event the notes become payable sooner upon the effective date of the initial public offering, the Company will recognize a charge for the unamortized discount remaining in such period. The accretion for the nine months ended September 30, 1999 amounted to $7,012.

     Employment Agreements

     In June 1999, the Company's Board of Directors approved the amendment of certain executive officer employment agreements. The amendments principally increased aggregate annual compensation to $500,000.

     Office Lease

     In August 1999, the Company entered into a three-year, noncancelable office lease agreement with monthly minimum payments of $7,000 and terminated its then existing office lease agreement without any financial consequences to the Company. A security deposit of $7,000 was required as a condition of such lease.

     Related Party Transaction

     In August 1999, the Company entered into a $40,000 one-year consulting agreement with an entity in which the entity's chief executive office is a director of the Company.

     Consulting Agreement

     In October 1999, the Company granted a consultant options to acquire 150,000 shares of common stock at an exercise price equal to the IPO price or $2.00 per share in the event the Company's common shares are not underwritten through an IPO. Pursuant to the consulting agreement, 132,500 options vest immediately and the remaining 18,500 options vest ratably over one year commencing November 14, 1999. On November 23, 1999, the Company modified the consulting agreement to provide for (i) the cancellation of the options to acquire 150,000 shares of the Company's common stock and
     (ii) the

                         Streamedia Communications, Inc.
                          (A Development Stage Company)

                    NOTES TO FINANCIAL STATEMENTS (continued)

                                December 31, 1998



NOTE F (continued)

     reissuance of an equal number of options to be granted on the effective date of the IPO, which vest immediately, at an exercise price equal to the IPO price or $2.00 per share in the event the Company's common shares are not underwritten through an IPO. Compensation expense relating to these options, assuming an IPO offering price of $8.50, amounting to $763,500 will be recognized in the period in which the Company consummates its IPO.

No dealer, sales person, or other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer contained herein, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Underwriters. The Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of common stock offered hereby by anyone in any jurisdiction in which such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such solicitation or offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.




                               1,200,000 Units
               Consisting of 1,200,000 Shares of Common Stock and
              1,200,000 Redeemable Common Stock Purchase Warrants.









                                 Offering Price
                                      $8.50
                                    Per Unit



                         Streamedia Communications, Inc.





                                   Prospectus

                                  December 21, 1999



     Institutional Equity Corporation    Captial West Securities, Inc.

    (800) 426-7346   (214) 692-3544          (405) 235-5700







Until January 15, 2000 (25 days from the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligations of the dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotment or subscriptions.